                    [BT OFFICE PRODUCTS INTERNATIONAL, INC.]
                            2150 EAST LAKE COOK ROAD
                         BUFFALO GROVE, ILLINOIS 60089


                                                                 August   , 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of BT Office Products International, Inc. (the "Company"),
which will be held on [          ], September   , 1998 at 10:00 a.m. at [to
come].



     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger dated as of June 2, 1998 (the "Merger Agreement") among the Company, Buhrmann NV (formerly NV Koninklijke KNP BT), a Netherlands corporation ("Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.) a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Company ("Common Stock") which is issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest.



     The Board of Directors of the Company, upon the recommendation of an Independent Committee of the Board and after careful consideration of the terms of the proposed Merger, has unanimously approved the Merger and recommends that you vote FOR the Merger. The accompanying Proxy Statement provides a description of the proposal to be presented at the Special Meeting and information concerning the Merger. Please give this information your careful attention.


     Your vote is important regardless of the number of shares you own. Please be sure you are represented at the Special Meeting, whether or not you plan to attend, by signing, dating and mailing the enclosed proxy promptly. A postage-paid return envelope is enclosed for your convenience.


     If you have any questions prior to the Special Meeting, or need further assistance, please call Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at (847) 793-7500. Please note that the corporate offices of the Company will be relocated on and after August 28, 1998 to Six Parkway North, Deerfield, Illinois, 60015 with a new phone number of (847) 444-4000.


                                          Sincerely yours,

                                          FRANS H.J. KOFFRIE
                                          Chairman of the Board

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.
                            2150 EAST LAKE COOK ROAD
                            BUFFALO GROVE, IL 60089

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER   , 1998


To the Stockholders:


     NOTICE IS HEREBY GIVEN that a special meeting (together with any adjournment(s) or postponement(s) thereof, the "Special Meeting") of the Stockholders (the "Stockholders") of BT Office Products International, Inc., a
Delaware corporation (the "Company"), will be held on [          ], September
  , 1998 at 10:00 a.m. at [to come].


     The Special Meeting is being held for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 2, 1998 (the "Merger Agreement") among the Company, Buhrmann NV (formerly NV Koninklijke KNP
     BT), a Netherlands corporation ("Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.) a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Company ("Common Stock") which is outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest.


          2. To transact such other business as may properly come before the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT COMMITTEE OF DISINTERESTED MEMBERS OF THE BOARD, HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The accompanying Proxy Statement sets forth in more detail information concerning the Merger Agreement, the Merger and the actions to be taken in connection with the Merger.

     The Board of Directors has fixed the close of business on           , 1998
as the record date for determining the Stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only
Stockholders of record at the close of business on           , 1998 will be
entitled to vote.

     Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the Delaware General Corporation Law will have the right if the Merger is consummated to dissent and to seek appraisal of the fair market value of their shares. See "The Merger -- Appraisal Rights" in the accompanying Proxy Statement, and Annex III thereto, for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      THOMAS F. CULLEN
                                      Secretary
Buffalo Grove, Illinois

August   , 1998


     It is important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Please complete, date, sign and return the enclosed Proxy in the accompanying envelope even if you intend to be present at the Special Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Special Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
INTRODUCTION................................................      1
AVAILABLE INFORMATION.......................................      2
SUMMARY.....................................................      3
SELECTED FINANCIAL DATA.....................................      8
THE SPECIAL MEETING.........................................     10
  General...................................................     10
  Matters to be Considered at the Special Meeting...........     10
  Required Votes............................................     10
  Voting and Revocation of Proxies..........................     10
  Record Date; Stock Entitled to Vote; Quorum...............     10
  Appraisal Rights..........................................     11
  Solicitation of Proxies...................................     11
SPECIAL FACTORS.............................................     12
  Background of the Merger..................................     12
  Determinations of the Independent Committee and the Board;
     Fairness of the Merger.................................     14
  Opinion of Financial Advisor..............................     16
  Position of Parent, International and Purchaser...........     20
  Purpose and Structure of the Merger.......................     21
  Certain Consequences of the Merger........................     21
  Plans for the Company After the Merger....................     22
  Accounting Treatment......................................     22
  Federal Income Tax Consequences...........................     22
  Interests of Certain Persons in the Merger................     23
  Security Ownership of Certain Beneficial Owners and
     Management.............................................     24
FINANCING THE MERGER........................................     25
FEES AND EXPENSES...........................................     25
REGULATORY APPROVALS........................................     25
APPRAISAL RIGHTS............................................     25
THE MERGER AGREEMENT........................................     28
  The Merger................................................     28
  Representations and Warranties............................     30
  Certain Covenants.........................................     31
  Conditions to the Merger..................................     32
  Termination of the Merger Agreement.......................     34
  Fees & Expenses...........................................     34
  Amendment; Waiver.........................................     34
CERTAIN INFORMATION CONCERNING THE COMPANY..................     35
  Directors.................................................     35
  Executive Officers........................................     36
CERTAIN INFORMATION CONCERNING PARENT, INTERNATIONAL AND
  THE PURCHASE..............................................     37
  Parent....................................................     37
  International.............................................     37
  Purchases.................................................     38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     38
  Relationship with Parent..................................     38

                                                              PAGE
                                                              -----
  Credit Facilities.........................................     38
  Registration Rights.......................................     39
  Tax Matters...............................................     39
  Intellectual Property.....................................     40
  Services..................................................     40
  Guaranties................................................     40
  Sales to and Purchases From Affiliates....................     41
  Leases....................................................     41
  Article 403 Statement.....................................     41
  Business Acquisition......................................     41
STOCKHOLDER LITIGATION......................................     41
MARKET PRICE AND DIVIDEND INFORMATION.......................     42
INDEPENDENT AUDITORS........................................     42
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     43
Annex I  Agreement and Plan of Merger.......................    I-1
Annex II Opinion of BT Wolfensohn...........................   II-1
Annex III Section 262 of the Delaware General Corporation
  Law.......................................................  III-1

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                            2150 EAST LAKE COOK ROAD
                         BUFFALO GROVE, ILLINOIS 60089

             PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER   , 1998


                                  INTRODUCTION


     This Proxy Statement (the "Proxy Statement") is being furnished on behalf of BT Office Products International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting (together with any adjournment(s) or postponement(s) thereof, the "Special Meeting") of the Stockholders of the Company (the "Stockholders") to be held on
[               ], September   , 1998 at 10:00 a.m. at [to come]. This Proxy
Statement and the Proxy are first being mailed to Stockholders on or about
August   , 1998.



     The Board of Directors of the Company (the "Board") is soliciting the proxies of the Stockholders who were shown on the Company's records as holders of issued and outstanding shares of common stock, par value $.01 per share
("Common Stock"), of the Company as of the close of business on [            ],
1998 (the "Record Date") to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of June 2, 1998, (the "Merger Agreement") by and among the Company, Buhrmann NV (formerly NV Koninklijke KNP
BT), a Netherlands corporation (the "Parent"), Buhrmann International B.V. (formerly KNP BT International B.V.) a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser"). A copy of the Merger Agreement is attached hereto as Annex I. Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). The effect of the Merger will be to convert the Company from a publicly held corporation to a privately held corporation wholly-owned by Parent.


     Pursuant to the Merger Agreement, each share of Common Stock which is outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares of Common Stock as to which dissenter's rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by Parent, International or the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest (the "Merger Consideration").

     At the Effective Time, each option to purchase shares of Common Stock (an "Option") granted under the Company's 1995 Stock Option Plan or the Company's Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996, whether or not vested, will be terminated and, in exchange for such option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

     An Independent Committee (the "Independent Committee") consisting of disinterested members of the Board, was appointed by the Board to review the terms of the Merger Agreement and to report to the Board regarding the fairness of the Merger to the Stockholders (other than Parent, International and their affiliates) (the "Public Stockholders"). The Board, upon the recommendation of its Independent Committee, has determined that the Merger is fair to and in the best interest of the Public Stockholders and unanimously recommends that the Public Stockholders vote FOR approval of the Merger. In making its recommendation, the Independent Committee relied upon, among other things, the opinion of BT Wolfensohn (the "Financial Advisor"), to the effect that, as of June 2, 1998, the date of such opinion and based upon and subject to certain limitations, qualifications and assumptions stated therein, the Merger Consideration of $13.75 per share of Common Stock is fair to the Public Stockholders from a financial point of view. See "Special
Factors -- Determination of the Independent Committee and the Board; Fairness of the Merger" and "Special Factors -- Opinion of Financial Advisor."


     Consummation of the Merger is subject to certain conditions, including the affirmative vote of a majority of the outstanding shares of Common Stock held by Public Stockholders of record on the Record Date that are voted at the Special Meeting. As of the Record Date, Parent and International together hold approximately 70% of the outstanding Common Stock. Parent and International have agreed, among other things, to vote their shares in favor of the Merger and the adoption of the Merger Agreement.


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


              The date of this Proxy Statement is August   , 1998.

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, the Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information can also be inspected and copied at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company will file with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, may be examined and copied at the principal executive offices of the Company, located at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089, during regular business hours by any Stockholder or such Stockholder's representative who has been so designated in writing. A copy of the Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, will be transmitted by the Company to any Stockholder or such Stockholder's representative who has been so designated in writing upon written request and at the expense of the requesting Stockholder.


     Please note that the corporate offices of the Company will be relocated on and after August 28, 1998 to Six Parkway North, Deerfield, Illinois 60015 with a new phone number of (847) 444-4000.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement.

THE COMPANY


     BT Office Products International, Inc., a Delaware corporation (the "Company"), is a leading full-service distributor of office products, serving primarily medium- and large-sized businesses and institutions in major markets in both the United States and Europe. The Company offers its customers a full range of office products, including traditional office supplies, office furniture, computer supplies and accessories, copiers and office equipment, business forms and advertising specialty and promotional products. In the United States, the Company services major business markets through 24 sales and distribution centers and 57 branch sales offices in 34 states as of August 10, 1998. In Europe, the Company is the largest office products distributor in Germany and one of the leading office products distributors in The Netherlands, Sweden and the United Kingdom. The Company also serves markets in Austria, Italy, Switzerland and the Baltic States through licensed dealers for its "Classic" brand of office products. The principal executive offices of the Company are located at 2150 East Lake Cook Road, Buffalo Grove, Illinois, 60089-1877 (or Six Parkway North, Deerfield, Illinois 60015 on and after August 28, 1998) and its telephone number is (847) 793-7500 (or (847) 444-4000 on and after August 28, 1998). See "Certain Information Concerning the Company."


PARENT, INTERNATIONAL AND THE PURCHASER


     Buhrmann NV (formerly NV Koninklijke KNP BT), a Netherlands corporation ("Parent"), is an international trading house with activities aimed at the graphic industry and the office market. Parent's operating companies distribute graphic paper, graphic equipment, office products, personal computers and related equipment. Parent, which was renamed Buhrmann NV in July 1998, has operating companies in more than 20 countries with annual sales of approximately NLG 12 billion (approximately $6 billion). Buhrmann International B.V. (formerly KNP BT International B.V.), a Netherlands corporation ("International"), is a holding company and wholly-owned subsidiary of Parent. The principal executive offices of the Parent and International are located at Museumplein 9, 1071 DJ Amsterdam and their telephone number is 31-20-5747474.



     BT OPI Acquisition Corp., a Delaware corporation (the "Purchaser"), wholly-owned by Parent and International, was recently incorporated and organized for the purpose of merging into the Company and has conducted no business to date except in conjunction therewith. The principal executive offices of the Purchaser are located at Museumplein 9, 1071 DJ Amsterdam and its telephone number is 31-20-5747474. See "Certain Information Concerning Parent, International and the Purchaser."


THE SPECIAL MEETING


     Time, Date and Place; Record Date. The special meeting of the stockholders of the Company (the "Stockholders") (together with any adjournment(s) or
postponement(s) thereof, the "Special Meeting") will be held on [       ],
September   , 1998 at 10:00 a.m. at [to come]. Stockholders of record at the
close of business on [          ], 1998 (the "Record Date") will be entitled to
notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote per share of Common Stock. This Proxy Statement is first
being mailed to Stockholders of the Company on or about August   , 1998. At the
close of business on the Record Date, there were [          ] shares of Common
Stock outstanding and entitled to vote, held by approximately [     ]
Stockholders of record.


     Matters to be Considered at the Special Meeting. At the Special Meeting, the Stockholders of the Company will consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 2, 1998, among the Company, Parent, International and the Purchaser (the "Merger Agreement"), which provides for the merger (the "Merger") of the Purchaser with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation") and (ii) such other matters as may properly be brought before the Special Meeting. See "The Special
Meeting -- Matters to be Considered at the Special Meeting."

     Required Votes. The Merger Agreement provides that it must be approved and adopted by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) a majority of the shares of Common Stock held by Stockholders (other than Parent or International or their respective affiliates (the "Public Stockholders")) that are voted at the Special Meeting. As of the Record Date, Parent and International, together, held approximately 70% of the outstanding shares of Common Stock. Parent and International have agreed to vote their shares of Common Stock in favor of the Merger.

     Voting and Revocation of Proxies; Adjournments. This Proxy Statement is being furnished to Stockholders of record at the close of business on the Record Date in connection with the solicitation of Proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting. All shares of Common Stock which are represented at the Special Meeting by a properly executed proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies that do not contain any instruction to vote for or against or to abstain from voting on the Merger will be voted in accordance with the recommendations of the Board.

     If the Special Meeting is adjourned, for whatever reason, the approval of the Merger shall be considered and voted upon by the Stockholders of the Company at the subsequent, reconvened meeting, if any.


     Any Proxy signed and returned by a Stockholder may be revoked by such Stockholder at any time before it is voted by giving due notice of such revocation to the Secretary of the Company at 2150 East Lake Cook Road, Buffalo Grove, Illinois, 60089-1877 (or Six Parkway North, Deerfield, Illinois 60015 on and after August 28, 1998), by signing and delivering a Proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a Proxy. See "The Special Meeting -- Voting and Revocation of Proxies."


     Solicitation of Proxies. The cost of soliciting Proxies will be borne by the Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. See "The Special Meeting -- Solicitation of Proxies."

THE MERGER


     Effect of the Merger; Merger Consideration. Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation. The effect of the Merger will be to convert the Company from a publicly held corporation to a privately held corporation wholly-owned by Parent. Pursuant to the Merger Agreement, each outstanding share of Common Stock (other than shares of Common Stock as to which dissenters' rights have been duly asserted and perfected under the Delaware General Corporation law (the "DGCL") and other than shares of Common Stock held by Parent, International, the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $13.75 in cash, without interest (the "Merger Consideration"). See "The Merger Agreement -- The Merger."


     Effective Time. The Merger Agreement provides that, as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and the Purchaser will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger (the

"Effective Time"). If the Stockholders of the Company approve and adopt the Merger Agreement, the Effective Time is expected to occur as soon as practicable following the Special Meeting.

     Treatment of Stock Options. At the Effective Time, each option to purchase shares of Common Stock (an "Option") granted under the Company's 1995 Stock Option Plan (the "Stock Option Plan") or the Company's Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996 (the "Option Agreement"), whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. See "The Merger Agreement -- The Merger -- Options."

     Recommendation of the Board of Directors. The Board, upon the recommendation of its Independent Committee of disinterested members and the factors relied on by the Independent Committee, has (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its Public Stockholders and (ii) unanimously recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its Public Stockholders, the Independent Committee and the Board considered a number of factors, as more fully described under "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger."

     Opinion of Financial Advisor. BT Wolfensohn has acted as financial advisor (the "Financial Advisor") to the Independent Committee in connection with the Merger. At the June 2, 1998 meeting of the Independent Committee at which the Merger Agreement was approved by the Independent Committee, BT Wolfensohn delivered its opinion dated June 2, 1998 (the "Financial Advisor Opinion"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the Public Stockholders. The full text of the Financial Advisor Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Proxy Statement and should be read carefully in its entirely. The Financial Advisor Opinion relates only to the fairness of the Merger Consideration to the Public Stockholders, from a financial point of view, does not address any other aspect of the Merger or any related transactions and does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote a the Special Meeting. See "Special Factors -- Opinion of Financial Advisor."


     Interests of Certain Persons in the Merger. Certain directors and executive officers of the Company have interests in the Merger in conflict with the interests of the other Stockholders. In particular, pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to provide that at the Effective Time each outstanding Option held by an executive officer or director of the Company will be terminated and in exchange for such Option, the holder thereof will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. Executive officers and directors of the Company will receive an aggregate of approximately $1.7 million in respect of their Options. In addition, three of the Company's directors are officers of the Parent or its affiliates. The Independent Committee and the Board were aware of these interests and conflicts and considered them in addition to the other matters described under "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger." For information concerning such benefits, see "Special
Factors -- Interests of Certain Persons in the Merger."



     Security Ownership of Certain Beneficial Owners and Management. As of August 10, 1998, the directors and executive officers of the Company beneficially owned 8,550 shares of Common Stock (other than shares of Common Stock issuable upon exercise of Options), representing less than 1% of such shares outstanding. To the knowledge of the Company, all directors and officers of the Company intend to vote their shares eligible to be voted for the approval and adoption of the Merger Agreement.


     Parent and International have agreed in the Merger Agreement to vote their shares of Common Stock in favor of the Merger.

     Financing the Merger. The total amount of funds required to pay the Merger Consideration is estimated to be approximately $138.5 million. Parent has agreed that it will ensure that the Purchaser has sufficient funds to pay the Merger Consideration and will provide for such funds from Parent's available cash or lines of credit. Approximately $6.5 million will be required to pay holders of outstanding Options upon cancellation of such Options and approximately $2.6 million will be required to pay related fees and expenses of the Company. Such amounts are expected to be obtained from available cash of the Company. See "Financing the Merger."


     Conditions to the Merger. The obligations of each of the Company, Parent, International and the Purchaser to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Stockholder and Public Stockholder approval, the receipt of all consents, authorizations and approvals, the accuracy of the representations and warranties of each of the parties to the Merger Agreement and the absence of any injunction, proceeding or other legal restraint prohibiting the consummation of the Merger. See "The Merger Agreement -- Conditions to the Merger."

     Termination of the Merger Agreement. The Merger Agreement will be subject to termination at any time prior to the Effective Time by the mutual written consent of the Boards of Directors of the Parent, International and Purchaser and the Board of the Company upon the recommendation of the Independent Committee. The Merger Agreement also will be subject to termination by either Parent, International and Purchaser, on the one hand, or the Company upon the recommendation of the Independent Committee, on the other hand if (i) the Public Stockholders fail to approve and adopt the Merger Agreement at the Special Meeting, (ii) the Merger is not consummated by November 30, 1998, or (iii) prior to the consummation of the Merger, the Independent Committee shall have withdrawn, or modified or changed in any manner adverse to Parent, International or Purchaser its approval of the Merger Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law. If the Merger Agreement is terminated as described therein, there shall be no liability on the part of Parent, International, Purchaser or the Company. See "The Merger Agreement -- Termination of the Merger Agreement."


     Appraisal Rights. Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger and will be entitled to receive, in lieu of the Merger Consideration, payment in cash of the "fair value" of their shares of Common Stock. The full text of Section 262 of the DGCL is attached as Annex III to this Proxy Statement. See "Appraisal Rights" for a further discussion of such rights and legal consequences of voting shares of Common Stock in favor of the Merger.



     Federal Income Tax Consequences. The receipt of cash pursuant to the Merger by a Stockholder of the Company who is a U.S. Stockholder (as defined herein) will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. In general, a U.S. Stockholder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. If the Common Stock is a capital asset in the hands of such U.S. Stockholder at the Effective Time, such gain or loss generally will be long-term capital gain or loss if the holding period is more than 12 months at the Effective Time. See "Special Factors -- Federal Income Tax Consequences."



     BECAUSE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

MARKET PRICE OF THE COMPANY'S COMMON STOCK


     The Common Stock is listed on the NYSE under the ticker symbol "BTF." On January 13, 1998, one week prior to the public announcement of Parent's proposal to the Company to acquire all of the shares of Common Stock held by the Public Stockholders, the high and low sales prices of the Common Stock, were $7 7/8 and $7 3/4 per share, respectively. On January 21, 1998 the last trading date prior to public announcement of Parent's proposal to the Company to acquire the shares of Common Stock of Public Stockholders, the high and low sales prices of the Common Stock on the NYSE were $10 1/2 and $9 9/16 per share, respectively. On
[          ] 1998, the last trading day before the printing of this Proxy
Statement, the high and the low sales prices of the Common Stock, as quoted on
the NYSE were [     ] and [     ] per share, respectively. Stockholders are
urged to obtain current market prices for the Common Stock prior to making any decision with respect to the Merger. See "Market Price and Dividend Information."


BACKGROUND OF THE MERGER

     For a description of the events leading up to the approval and adoption of the Merger Agreement by the Board, see "Special Factors -- Background to the Merger."

SELECTED FINANCIAL DATA

     Certain financial data of the Company is set forth herein. See "Selected Financial Data."

                            SELECTED FINANCIAL DATA


     The following table sets forth selected consolidated financial data for the Company and its subsidiaries for each of the five fiscal years ended December 31, 1993 through December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998. The year-end data has been derived from, should be read in conjunction with, and are qualified in their entirety by, the audited consolidated financial statements of the Company, including the notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The interim data has been derived from, should be read in conjunction with, and are qualified in their entirety by, the unaudited quarterly consolidated financial statements of the Company, including the notes thereto, which are included in the Company Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Available Information" and "Incorporation of Certain Documents by Reference."



                                                                                                           SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                        ENDED JUNE 30
                                          ----------------------------------------------------------   -------------------
                                             1997         1996         1995      1994(11)     1993       1998       1997
                                          ----------   ----------   ----------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net Sales:
  United States.........................  $1,147,689   $1,086,960   $  833,010   $589,823   $469,263   $614,030   $587,149
  Europe................................     471,055      325,554      299,360    199,718    117,591    264,628    225,081
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................   1,618,744    1,412,514    1,132,370    789,541    586,854    878,658    792,230
Costs of products sold..................   1,162,737    1,004,713      819,078    557,737    408,514    639,196    564,230
                                          ----------   ----------   ----------   --------   --------   --------   --------
Gross Profit............................     456,007      407,801      313,292    231,804    178,340    239,462    228,000
                                          ----------   ----------   ----------   --------   --------   --------   --------
Selling and administrative
  expenses..............................     383,758      345,879      266,163    197,088    157,370    205,635    190,374
Depreciation and amortization...........      16,485       13,693       10,339      7,796      6,961      9,229      8,075
Amortization of intangibles.............      10,636       10,046        8,117      6,111      4,737      4,818      5,302
                                          ----------   ----------   ----------   --------   --------   --------   --------
Operating income (loss):
  United States.........................      34,836       31,335       22,797     18,541     12,879     15,471     20,632
  Europe................................      10,292        6,848        5,876      2,268     (3,607)     4,309      3,617
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................      45,128       38,183       28,673     20,809      9,272     19,780     24,249
                                          ----------   ----------   ----------   --------   --------   --------   --------
Other income (expense):
  Interest income and other.............       2,749        2,091        1,287        629        339      1,295      1,309
  Equity in earnings (loss) of
    affiliated company(1)...............          --           --           --       (112)       153         --         --
  Interest expense......................     (15,283)      (7,401)      (3,561)    (4,389)    (2,122)    (7,701)    (7,515)
  Interest expense to affiliates(2).....        (639)      (5,172)     (12,372)   (12,641)   (10,078)      (408)      (425)
                                          ----------   ----------   ----------   --------   --------   --------   --------
    Total...............................     (13,173)     (10,482)     (14,646)   (16,513)   (11,708)    (6,814)    (6,631)
                                          ----------   ----------   ----------   --------   --------   --------   --------
Income (loss) before income taxes,
  extraordinary item and cumulative
  effect of accounting change...........      31,955       27,701       14,027      4,296     (2,436)    12,966     17,618
Income tax expense......................      14,700       13,000        7,337      4,455      1,764      5,800      8,275
                                          ----------   ----------   ----------   --------   --------   --------   --------
Income (loss) before extraordinary item
  and cumulative effect of accounting
  change................................      17,255       14,701        6,690       (159)    (4,200)     7,166      9,343
Extraordinary item -- going private
  costs, net of tax(3)..................          --           --           --         --         --     (1,000)        --
Cumulative effect of accounting change,
  net of tax(4).........................          --           --           --         --       (692)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
Net Income (loss).......................  $   17,255   $   14,701   $    6,690   $   (159)  $ (4,892)  $  6,166   $  9,343
                                          ==========   ==========   ==========   ========   ========   ========   ========
PER SHARE DATA(5):
Basic earnings per share:
  Income (loss) before extraordinary
    item and cumulative effect of
    accounting change...................  $     0.52   $     0.44   $     0.24   $  (0.01)  $  (0.18)  $   0.21   $   0.28
  Extraordinary item....................          --           --           --         --         --      (0.03)        --
  Cumulative effect of accounting
    change..............................          --           --           --         --      (0.03)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
  Net income (loss).....................  $     0.52   $     0.44   $     0.24   $  (0.01)  $  (0.21)  $   0.18   $   0.28
Diluted earnings per share:
  Income (loss) before extraordinary
    item and cumulative effect of
    accounting change...................  $     0.51   $     0.44   $     0.24   $  (0.01)  $  (0.18)  $   0.21   $   0.28
  Extraordinary item....................          --           --           --         --         --      (0.03)        --
  Cumulative effect of accounting
    change..............................          --           --           --         --      (0.03)        --         --
                                          ----------   ----------   ----------   --------   --------   --------   --------
  Net income (loss).....................  $     0.51   $     0.44   $     0.24   $  (0.01)  $  (0.21)  $   0.18   $   0.28

                                                                                                           SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                        ENDED JUNE 30
                                          ----------------------------------------------------------   -------------------
                                             1997         1996         1995      1994(11)     1993       1998       1997
                                          ----------   ----------   ----------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT PERIOD END):
Total assets............................     763,701      742,819      524,647    429,371    287,794    803,734    712,639
Short-term debt(6)......................     225,407       47,934       25,619    282,015    174,114    222,280     23,805
Long-term debt(7).......................      31,837      219,702       99,551     13,399     23,521     69,093    211,016
Stockholders' equity(8).................     273,713      268,652      260,235     21,933      7,707    278,997    268,153
RATIO OF EARNINGS TO FIXED CHARGES(9)...        1.13         1.24                                          0.92       1.24
BOOK VALUE PER SHARE(10)................        8.16                                                       8.33


---------------

 (1) Represents earnings (loss) on the Company's 40% interest in Bierbrauer + Nagel GmbH & Co. KG ("B+N") accounted for on the equity method through June 30, 1994. Effective July 1, 1994, the operating results of B+N have been consolidated with those of the Company reflecting the acquisition of the remaining 60% beneficial interest in B+N.


 (2) The substantial decrease in interest expense to affiliates in 1996 was largely attributable to the pay down of debt with proceeds from a $250 million revolving credit facility.


 (3) Expenses of the "going private" transaction have been recorded as an extraordinary item. As of June 30, 1998, the Company had incurred approximately $1.0 million in costs consisting mainly of fees for legal and financial advisors. The total costs for these and filing costs are estimated to be $2.6 million. The Company has determined that these expenses are not deductible for tax purposes and accordingly no tax effect has been recorded.



 (4) In 1993, the Company adopted Statement of Financial Accounting Standards No. 106. "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of this adoption increased 1993 net periodic postretirement cost by $1.1 million and increased the 1993 net loss by $692,000.



 (5) For 1994 and 1993, gives effect to stock split that occurred in connection with the Reorganization resulting in 23,400,000 shares outstanding.



 (6) Short-term debt includes amounts due within twelve months to third parties and affiliates of Parent, including the current portion of long-term debt. For 1997, the $194.7 million outstanding under the syndicated bank Competitive Advance and Revolving Credit Facility (the "Bank Credit Agreement") has been classified as current portion of the long-term debt. The balances in 1994 and prior years consisted principally of amounts due to affiliates of Parent. The Company also received in 1995 and 1994 non-interest bearing advances from affiliates of Parent associated with acquisitions during these periods totaling $21.9 million and $43.9 million, respectively.



 (7) Consists of long-term debt with third parties, affiliates of Parent, and capitalized leases, less current portion.



 (8) The Company has never declared or paid cash dividends on its Common Stock.



 (9) The ratio of earnings to fixed charges was calculated as pre-tax income divided by the sum of interest expense, capitalized interest and the interest portion of rental expense for the two most recent fiscal year end and quarter periods.



(10) Book value per share was calculated as total stockholders equity divided by the common shares outstanding at the end of the period for the most recent year end and quarter period.



(11) In March 1996, the Company discovered certain accounting and financial reporting irregularities at its New York Division. The irregularities involved misstatements in the reporting of gross profit margins and operating expenses principally in 1995 and 1994, as well as concealment in the accounting records of theft of Company assets. The impact of the charges associated with these issues resulted in a reduction of operating income for 1995 by approximately $7.5 million and for 1994 by approximately $2.9 million. An independent investigation, completed in August 1996, uncovered no basis for any further adjustment to the financial statements.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement is being furnished on behalf of the Company in connection with the solicitation of Proxies by the Board for use at the Special
Meeting to be held at [     ] a.m., local time, on [     ], September 1998, at
[                    ], and at any adjournments or postponements thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


     At the Special Meeting, the Stockholders of the Company will consider and vote on a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the Special Meeting. The Merger Agreement is attached to this Proxy Statement as Annex I. See "The Merger" and "The Merger Agreement." The Board, upon recommendation of its Independent Committee, has determined that the Merger is fair to and in the best interests of the Public Stockholders and unanimously recommends a vote FOR approval and adoption of the Merger Agreement. See "Special Factors -- Background of the Merger" and "Special Factors -- Determinations of the Independent Committee and the Board; Fairness of the Merger."


REQUIRED VOTES

     The approval and adoption of the Merger Agreement will require the affirmative vote of (i) a majority of the shares of Common Stock outstanding and
(ii) a majority of the shares held by Public Stockholders that are voted at the Special Meeting.

     As of the Record Date, Parent and International, together, held approximately 70% of the outstanding Common Stock. Parent and International have agreed in the Merger Agreement that they will vote their shares of Common Stock in favor of the Merger. See "Special Factors -- Security Ownership of Certain Beneficial Owners and Management."

VOTING AND REVOCATION OF PROXIES

     All shares of Common Stock which are represented at the Special Meeting by a properly executed Proxy received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a Proxy is signed and returned without indicating any voting instructions, shares of Common Stock represented by such Proxy will be voted FOR the Merger. The Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies will not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the Merger.


     A Proxy signed and returned by a Stockholder may be revoked prior to its being voted by (i) delivering to the Company, at or before the Special Meeting, a written notice of revocation, (ii) duly executing a subsequent Proxy relating to the same shares at or before the Special Meeting or (iii) attending the Special Meeting and voting in person. Any written instrument revoking a Proxy must be received before the taking of the votes at the Special Meeting and should be sent to: BT Office Products International, Inc., 2150 East Lake Cook Road, Buffalo Grove, Illinois, 60089-1877 (or Six Parkway North, Deerfield, Illinois 60015 on and after August 28, 1998), Attention: Secretary.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     The Board has fixed [          ], 1998 as the Record Date for the
determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the
close of business on the Record Date, there were [          ] shares of Common
Stock outstanding and entitled to vote at the Special Meeting, held by
approximately [     ] Stockholders of record. The presence, in person or by
properly executed Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

     Holders of Common Stock on the Record Date are entitled to one vote per share of Common Stock, exercisable in person or by properly executed Proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting.

     If fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

APPRAISAL RIGHTS


     Holders of Common Stock on the Record Date who do not vote in favor of approving and adopting the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger and will be entitled to receive, in lieu of the Merger Consideration, payment in cash of the "fair value" of their shares of Common Stock. The full text of
Section 262 of the DGCL is attached as Annex III to this Proxy Statement. See "Appraisal Rights" for a further discussion of such rights and legal consequences of voting shares of Common Stock in favor of the Merger.


SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the Company's directors, officers and employees may also solicit Proxies from stockholders of the Company by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other fiduciaries, custodians and nominees for the forwarding of solicitation material to the beneficial owners of shares of Common Stock held of record by such persons and the Company will reimburse such brokerage houses, fiduciaries, custodians and nominees for their reasonable out-of-pocket expenses in connection therewith.


     If you have any questions or require additional material, please call Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at 847-793-7500 (or (847) 444-4000 on and after August 28, 1998).


     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY TO THE COMPANY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. SEE "THE MERGER AGREEMENT -- THE MERGER -- EXCHANGE OF CERTIFICATES."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     The Company was organized in 1984 as a subsidiary of the predecessor of Parent. On June 30, 1995, Parent and the Company effected a series of transactions (the "Corporate Reorganization") in order to reorganize the legal ownership of various of their businesses and to recapitalize the ongoing office products distribution business which now constitutes the "Company." Prior to the Corporate Reorganization, the Company was a holding company which operated mainly Parent's U.S. office products distribution business. The Corporate Reorganization included, among other things, the transfer by Parent of its European office products businesses to the Company and the transfer by the Company of its packaging business to Parent.

     In July of 1995, the Company completed its initial public offering at $11.50 per share. The primary reason that Parent took the Company public was its belief that as a public company the Company would significantly lower its cost of capital, increase its access to capital, create a currency for use by the Company in making acquisitions and provide liquidity for the Company's stockholders. At that time the Parent did not have the access to capital to continue to fund the Company's acquisitions. Since the Company's initial public offering, trading values for the Common Stock have been, on average, relatively low, resulting in a relatively illiquid trading market for the Common Stock.


     At the time of the Company's initial public offering, Parent's business activities consisted of distribution, packaging and paper products divisions, with the Company a part of its distribution division. In the fall of 1997, Parent sold KNP Leykam, its paper production division, which left Parent with the distribution and packaging divisions and the proceeds of the sale.



     In December 1997, the Company announced its U.S. plan to implement an enterprise-wide system solution, known as "Project Millennium" which is designed to standardize business processes, centralize certain business functions, and enhance customer service capabilities. The Company anticipates that the implementation of Project Millennium will take approximately three and one half years and that earnings for 1998 and 1999 would be adversely impacted, although the Company expects to realize some economic benefits from Project Millennium starting in late 1998. In addition, the Company could be neither assured that Project Millennium would be successful or that actual costs would not exceed those estimated.


     In December of 1997, Morgan Stanley & Co. Incorporated ("Morgan Stanley") was retained by Parent to assist it in formulating and analyzing a possible restructuring of the business and capital structure of the Company and its subsidiaries. At the same time, Parent was evaluating the effect of Project Millennium, the Company's need for additional capital, and the effect of competition in the office products distribution industry on the Company's margins.

     As a result of Parent's review of its structure and strategy, Parent concluded that its packaging division should be sold and that Parent would focus on its distribution division (including office products distribution) as its core business. After considering these factors and the fact that the sale of its paper production division provided it with a source of financing, Parent determined that it should attempt to acquire the approximately 30% interest in the Company that it did not currently own.


     On January 20, 1998, Parent informed the Company's outside directors, Mr. Philip E. Beekman and Mr. Lorrence T. Kellar, of its intention to make an offer to acquire all publicly held shares of Common Stock of the Company. In light of its equity ownership of approximately 70% of the Company's Common Stock, Parent suggested that the Company form a special committee of disinterested directors to consider its proposal. At a special telephonic meeting of the Board on January 21, 1998, the Board formed the Independent Committee and appointed Mr. Beekman and Mr. Kellar as members of the Independent Committee, with Mr. Beekman serving as Chairman. Neither Mr. Beekman nor Mr. Kellar are employees of the Company or affiliates of Parent. For their services on the Independent Committee, the Company has agreed to pay Mr. Beekman a per diem fee of $1,500 and Mr. Kellar a per diem fee of $1,000 for each meeting of the Independent Committee they attended, in accordance with the Company's normal practice. As of August 12, 1998, neither Mr. Beekman nor Mr. Kellar has received any compensation for their services on the

Independent Committee. On January 22, 1998, the Company issued a press release to the effect that Parent was prepared to make an offer to acquire the remaining publicly held shares of Common Stock of the Company for a cash purchase price of $10.50 per share.



     After the January 22, 1998 Board meeting, the Independent Committee immediately began the process of retaining a financial advisor and legal counsel. The Independent Committee considered several nationally recognized investment banking firms for possible retention to act as financial advisor to the Independent Committee. During January 1998, the Financial Advisor was retained to act as the Independent Committee's financial advisor, and the law firm of Wachtell, Lipton, Rosen & Katz was retained as independent legal counsel to assist in its review of and response to Parent's proposal.


     On February 3, 1998 and February 4, 1998, management of the Company presented forecasts and budgets for the Company to the Independent Committee and its advisors and to Parent and Morgan Stanley. These presentations included a review of the Company's financial projections for the next five years and a discussion of the possible effect on the Company's results of operations from expenditures and anticipated benefits relating to Project Millennium. Over the next several weeks, in order to evaluate Parent's proposal, the Financial Advisor conducted a review of the business, operations and prospects of the Company and legal counsel to the Independent Committee performed legal due diligence on the Company. On February 6, 1998, Mr. Koffrie, the Company's Chairman, met with the Financial Advisor and legal counsel in New York to answer questions regarding the Financial Advisor's evaluation of the Company. On February 11, 1998, the Financial Advisor met with management of the Company at the Company's headquarters in Buffalo Grove, Illinois as part of the due diligence process.


     On February 10, 1998, Mr. Klaas de Kluis, Chairman of the Executive Board of Parent, received a letter from George H. Harad, Chief Executive Officer and Chairman of Boise Cascade Corporation ("Boise Cascade"), indicating Boise Cascade's possible interest in pursuing an acquisition or other strategic combination with the Company. As Parent had no interest in selling its shares of Common Stock of the Company and it considered office products distribution to be its core business, Parent declined to pursue discussions. There was no further contact.


     On February 26, 1998, the Financial Advisor and Morgan Stanley met to begin discussions on the Merger Consideration. During the course of the following two months, representatives of the Independent Committee's financial advisors and Parent's financial advisors met to discuss the terms of the proposed transaction.

     On May 6, 1998, representatives from Parent met with the members of the Independent Committee to discuss Parent's proposal. The negotiations lasted into the evening with the parties agreeing to continue negotiating the following day. On May 7, 1998, Parent and the Independent Committee reached an agreement in principle on the Merger Consideration of $13.75 per share and issued a press release to that effect and that the agreement was subject to definitive documentation, final board approval by the Company and approval by a majority of the Company's public stockholders.

     On May 8, 1998, Parent's counsel sent a draft of the Merger Agreement to counsel to the Independent Committee for review and comment. From May 8, 1998 through May 28, counsel for Parent and counsel for the Independent Committee negotiated the terms of the Merger Agreement.

     On June 2, 1998, the Independent Committee met to consider the terms of the Merger Agreement and the Merger. The Financial Advisor made a presentation to the Independent Committee and allowed the members of the Independent Committee to ask questions regarding the Financial Advisor's analysis. Legal counsel to the Independent Committee was available to answer legal questions. The Independent Committee was advised by the Financial Advisor that, in the Financial Advisor's view, the per share amount to be received in the Merger was fair from a financial point of view to the Public Stockholders. After further discussion and deliberation, a motion determining the Merger and the Merger Agreement to be fair and in the best interests of the Public Stockholders and to approve the Merger and the Merger Agreement was made and carried unanimously, and the Independent Committee resolved to recommend that similar action be taken by the Board of the Company.

     Based on the Financial Advisor Opinion and such other factors as the Board deemed relevant, the Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and deemed the Merger fair to and in the best interest of the Stockholders of the Corporation. The Board unanimously resolved that the Merger Agreement be recommended to the Stockholders of the Corporation for consideration and adoption at the Special Meeting.


DETERMINATIONS OF THE INDEPENDENT COMMITTEE AND THE BOARD; FAIRNESS OF THE
MERGER

     As discussed under "-- Background of the Merger," the Independent Committee unanimously recommended the Merger Agreement and the Merger to the Board, determining the Merger Agreement and the Merger to be fair to and in the best interests of the Public Stockholders. In reaching this conclusion, the Independent Committee considered a number of factors, including, among other things, the Financial Advisor Opinion which states that, as of the date and subject to the assumptions and limitations therein, the consideration to be received by Public Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Annex II to this Proxy Statement. Stockholders are urged to read the opinion in its entirety.

     Reasons for the Independent Committee's Determination. In reaching its recommendation, the Independent Committee considered the following material factors:

          (a) The terms of the proposed Merger, including, among other things, the consideration to be paid to holders of Common Stock, which represents a 79% premium to the closing price of the Common Stock one week prior to the announcement of Parent's initial proposal, and the circumstances under which the Merger Agreement could be terminated. The Independent Committee determined that these terms, which were the product of intensive arm's-length negotiations, provide Stockholders with a transaction that, taking into account the risks and potential rewards of continued investment in the Company, is more attractive to the Public Stockholders than retaining their shares of Common Stock.

          (b) Statements by representatives of Parent that Parent had no intention of selling its investment in the Company and that Parent had no interest in, and would not support, any transaction involving the acquisition of the Company by a third party. Based on Parent's stated intention to retain control of the Company, the Independent Committee believed that the Company's stockholders were unlikely to realize in the foreseeable future a price for their shares that includes a control premium.


          (c) The presentation and opinion of the Financial Advisor, BT Wolfensohn, which included, among other things, analyses of the value of the Company and comparisons with similar companies and similar going-private transactions, and which indicated that the consideration to be received by the Public Stockholders was fair to such holders from a financial point of view (such Financial Advisor Opinion was given subject to certain limitations, qualifications and assumptions specified therein; see "Opinion of Financial Advisor").


          (d) The Company's business, condition and prospects. In this respect, the Independent Committee considered that the Company has recently underperformed its primary competitors in certain respects, but that current management initiatives (particularly Project Millennium) have the potential to significantly improve the Company's operating results. In addition, the Independent Committee considered that there were other strategies available, such as a more aggressive acquisition policy, that could improve the Company's competitive position, although such strategies entailed additional risks to the Company.

          (e) The current and historical trading prices for the Company's shares. In this respect the Independent Committee considered that the Company's shares were trading at an all-time low in December 1997 and early January 1998, and that certain factors, such as the relatively small public float for the shares and the fact that few research analysts follow the Company, may have led to the Common Stock being undervalued in the market.

          (f) The risks to Public Stockholders associated with the Common Stock, including, without limitation, the continuing pressure from competition, which recently has caused erosion of the Company's operating margins, and the possibility that Project Millennium will not be implemented successfully or that its anticipated benefits will be significantly delayed. The Independent Committee believed that the uncertainty relating to these risks might be an obstacle to realizing stockholder value, and the Independent Committee recognized that these risks to Public Stockholders would be eliminated by the Merger.

          (g) The fact that the Merger Agreement provides that the Merger will be subject to the approval of a majority of the Public Stockholders voting at the Special Meeting.


     In reviewing the financial analyses performed by the Financial Advisor, the Independent Committee noted that, with respect to the analysis based on trailing 12-month EBITDA, the Merger yielded a result that was within the range, but below the median, of values for the Core Comparables. (See "-- Opinion of Financial Advisor -- Analysis of Selected Publicly Traded Companies.") All other analyses by the Financial Advisor yielded results that were at or above the median of comparable companies or transactions. The Independent Committee concluded that no single financial test is determinative of the fairness of the Merger and the analyses of the Financial Advisor, taken as a whole, supported the Independent Committee's conclusion that the Merger is fair to and in the best interest of the Public Stockholders.



     The Independent Committee also noted that the Merger Consideration represented a 68% premium to the Company's book value per share at March 31, 1998 of $8.21. However, the Independent Committee did not consider this to be of particular significance because it did not believe that a reliable correlation exists between book value and fair market value for businesses such as the Company, where such a significant portion of the value of the business consists of ongoing relationships with customers.


     The foregoing discussion of the information and factors considered and given weight by the Independent Committee is not intended to be exhaustive. In view of the wide variety of the factors considered in connection with its evaluation of the proposed Merger, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Independent Committee viewed its position and recommendation as being based on the totality of the information presented and considered by it.

     Reasons for the Board's Determination. In reaching its decision to approve the Merger Agreement, the Board relied on the Independent Committee's recommendation and the factors relied on by the Independent Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the Independent Committee, as part of its determination with respect to the fairness of the consideration to be received by holders of Common Stock pursuant to the Merger Agreement, the Board adopted the conclusion, and the analyses underlying such conclusion, of the Independent Committee, based upon its view as to the reasonableness of such analyses.

     Fairness of the Merger to Unaffiliated Stockholders. The Board believes that the Merger is fair to and in the best interests of unaffiliated stockholders for all of the reasons set forth above. In addition, in light of Parent's control of the Company through majority representation on the Company's Board of Directors, the Company formed the Independent Committee, which was comprised of all of the independent directors of the Company, none of whom are officers or employees of the Company, Parent, the Purchaser or their respective affiliates, to consider Parent's proposal. The Independent Committee engaged independent counsel and the Financial Advisor. The Merger Consideration was the highest price obtained following intensive arm's-length negotiations between the Independent Committee and representatives of Parent. The Financial Advisor Opinion considered the fairness of the consideration to be received by the Public Stockholders pursuant to the Merger Agreement. Except with respect to options to purchase Common Stock, none of Parent, the Purchaser nor any of their affiliates will receive the Merger Consideration. See "-- Interests of Certain Persons in the

Merger -- Interests in Common Stock and Options." The Independent Committee unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Public Stockholders. Finally, the Board considered the fact that the Merger would be subject to the approval of a majority of the Public Stockholders voting at the Special Meeting.


     In light of all of the foregoing, none of the Independent Committee, the Board and a majority of the directors who are not employees of the Company considered it necessary to, and both the Independent Committee and the Board believe the proposed transaction is fair despite the fact they did not, retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Merger and the Merger Agreement.



     In reaching this conclusion, both the Independent Committee and the Board considered it significant that (i) both members of the Independent Committee were independent of Parent, International and the Purchaser, (ii) both members of the Independent Committee were highly experienced and sophisticated in business and financial matters and were well informed about the business and operations of the Company, (iii) the Independent Committee had retained independent financial and legal advisors that had extensive experience with transactions similar to the Merger and (iv) the Financial Advisor had been retained to advise the Independent Committee as to the fairness of any proposal received from Parent and had reached the conclusions expressed in the Financial Advisor Opinion.


OPINION OF FINANCIAL ADVISOR

     BT Wolfensohn has acted as financial advisor to the Independent Committee in connection with the Merger. At the June 2, 1998 meeting of the Independent Committee, the Financial Advisor delivered its oral opinion, subsequently confirmed in writing as of the same date to the Independent Committee, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by the Financial Advisor, the consideration to be paid in the Merger is fair to the Public Stockholders.


     The full text of the Financial Advisor Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by the Financial Advisor in connection with the opinion, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. The Company's Stockholders are urged to read the Financial Advisor Opinion in its entirety. The summary of the Financial Advisor Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Financial Advisor Opinion. A copy of the Financial Advisor's presentation to the Independent Committee has been filed as an exhibit to the Schedule 13E-3. See "Available Information."


     In connection with the Financial Advisor's role as financial advisor to the Independent Committee, and in arriving at its opinion, the Financial Advisor has, among other things, reviewed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. The Financial Advisor also held discussions with the members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, the Financial Advisor (i) reviewed the reported prices and trading activity for the Common Stock of the Company, (ii) compared certain financial and stock market information for the Company with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected going private transactions which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, the Financial Advisor did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, the Financial Advisor assumed and relied upon the accuracy and completeness of all such information. The Financial Advisor did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts and projections made available to the Financial Advisor and used in its analysis, the Financial Advisor assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, the Financial Advisor expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Financial Advisor Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to the Financial Advisor as of, the date of such opinion.

     For purposes of rendering its opinion, the Financial Advisor assumed that, in all respects material to its analysis, the representations and warranties contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligation to consummate the Merger will be satisfied without any waiver thereof. The Financial Advisor also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the Merger Agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on any party thereto or materially reduce the contemplated benefits of the Merger.

     The Financial Advisor relied on Parent's statements that it has no interest in any transaction that would result in the sale of shares of Common Stock owned by it. The Financial Advisor was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding shares of Common Stock, the Company or its constituent businesses. In addition, the Financial Advisor was informed by Parent that Parent has no intention to pursue a sale of the Company after consummating the Merger pursuant to the Merger Agreement.

     Set forth below is a brief summary of certain financial analyses performed by the Financial Advisor in connection with its opinion and reviewed with the Independent Committee at its meeting on June 2, 1998.


     Historical Stock Performance. The Financial Advisor reviewed and analyzed recent and historical market prices and trading volume for Company's Common Stock and compared such market prices to certain stock market and industry indices. The Financial Advisor also noted that the $13.75 per share consideration exceeded the Company's 52-week high. For the 52 weeks ended January 21, 1998 (the day prior to the Company's press release to the effect that Parent was prepared to make an offer to acquire the remaining publicly held shares of Common Stock of the Company for a cash purchase price of $10.50 per share), the highest Common Stock closing price was $12.31 (September 1, 1997). The $13.75 offer price represents a 12% premium to this closing price. This fact, among others, supports a determination that the consideration to be paid in the Merger is fair to the Public Stockholders.


     Analysis of Selected Publicly Traded Companies. The Financial Advisor compared certain financial information and commonly used valuation measurements for the Company implied by the cash consideration to be received in the Merger by the Public Stockholders to corresponding information and measurements for a group of three publicly traded contract stationers (the "Core Comparables"):
Boise Cascade Office Products Corporation, Corporate Express, Inc., and U.S. Office Products Company. The Financial Advisor also compared certain financial information and commonly used valuation measurements for the Company implied by the cash consideration to be received in the Merger by the Public Stockholders to corresponding information and measurements for 11 publicly traded office products distributors (along with the Core Comparables, the "Composite Group"):
Staples, Inc., Office Depot, Inc., OfficeMax, Inc., Unisource Worldwide, Inc., United Stationers Inc., Viking Office Products, Inc., Pitney Bowes Inc., IKON Office.

Solutions, Inc., Samas Groep N.V., Koninklijke Ahrend NV, and Guilbert S.A. The Core Comparables were selected based on the similarity of their contract stationer operations to those of the Company. The balance of the companies composing the Composite Group were selected based on the similarity of their office products distribution operations to the operations of the Company. Such financial information and valuation measurements included, among other things,
(i) common equity market valuation; (ii) capitalization ratios;

(iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). Such multiples were based on closing share prices on May 27, 1998, except for U.S. Office Products Company which is from January 12, 1998, the last trading day prior to its restructuring announcement, and Viking Office Products, Inc. which is from May 15, 1998, the last trading day prior to its merger announcement. To calculate the trading multiples of the Composite Group, the Financial Advisor used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimate by selected research analysts regarding companies of interest to institutional investors. The Financial Advisor calculated that, on a trailing 12-month ("LTM") basis, the multiple of Enterprise Value to EBITDA was 9.0x for the Company, compared to a range of 8.9x to 12.3x, with a median of 9.6x, for the Core Comparables.


     The Financial Advisor further calculated that the multiple of Equity Value to trailing LTM EPS was 24.1x for the Company, compared to a range of 15.1x to 30.8x, with a median of 18.2x, for the Core Comparables; and the multiple of Equity Value to estimated calendar year 1998 EPS was 24.0x for the Company, compared to a range of 15.0x to 24.2x, with a median of 21.9x, for the Core Comparables. Based on the foregoing comparisons, the Financial Advisor noted that the multiples implied by the cash consideration to be received in the Merger by the Public Stockholders was within the ranges of trading multiples for the Core Comparables and that this fact supported a determination that the consideration to be paid in the Merger is fair to the Public Stockholders.


     None of the companies utilized as a comparison are identical to the Company. Accordingly, the Financial Advisor believes that the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Financial Advisor Opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     Premium Analysis. The Financial Advisor compared the premiums paid in 24 transactions (the "Selected Large Stockholder Transactions") having a transaction valuation over $100 million and where the bidder owned at least 40% of the outstanding shares prior to the transaction consisting of (acquiror/target, date announced): MascoTech, Inc./TriMas Corporation (December 11, 1997), Rexel S.A./Rexel Inc. (August 29, 1997), Anthem Inc./Accordia Inc. (May 2, 1997), Samsung Electronics Co. Ltd./AST Research Inc. (January 30,
1997), Mafco Holdings Inc./Mafco Consolidated Group (January 21, 1997), Zurich Versicherungs GmbH/Zurich Reinsurance Centre (January 13, 1997), Novartis AG/SyStemix Inc. (May 27, 1996), Berkshire Hathaway Inc./GEICO Corporation (August 25, 1995), COBE Laboratories/ REN Corporation -- USA (July 14, 1995), BIC S.A./Bic Corporation (May 15, 1995), McCaw Cellular Communications/LIN Broadcasting (April 7, 1995), Club Mediterranee S.A./Club Med Inc. (April 5,
1995), Conseco Inc./CCP Insurance Inc. (February 27, 1995), Arcadian Corp./Arcadian Partners L.P. (January 18, 1995), WMX Technologies Inc./Chemical Waste Management Inc. (July 28, 1994), Rust International Inc./Brand Companies Inc. (November 13, 1992), American Maize-Products Co./American Fructose Corp. (September 9, 1992), Leucadia National Corporation/PHLCORP Inc. (August 17,
1992), Tele-Communications Inc./United Artists Entertainment (May 1, 1991), BHP Holdings (USA) Inc./ Hamilton Oil Corporation (February 6, 1991), Murphy Oil Corporation/Ocean Drilling & Exploration (January 3, 1991), Renault Vehicules Industriels/Mack Trucks Inc. (July 6, 1990), American Express Company/Shearson Lehman Brothers Holdings (March 2, 1990) and Fuji Heavy Industries Ltd./Subaru of America Inc. (January 16, 1990). The premiums paid in the Selected Large Stockholder Transactions (i) based on the target company's closing stock price four weeks prior to the public announcement of such transactions, ranged from 1% to 69% (with a median of 26%); (ii) based on the target's closing stock price one week prior to the public announcement, ranged from 8% to 70% (with a median of 21%), and (iii) based on the target's closing stock price one day prior to the public announcement ranged from (1%) to 66% (with a median of 18%).

     The Financial Advisor also reviewed the historical trading prices and trading volumes for the shares of Common Stock. This review indicated that the consideration to be received in the Merger by the Public Stockholders represents a premium of 33% to the closing price on January 21, 1998 ($10.38); a premium of 79% to the closing price on January 15, 1998 ($7.69); and a premium of 76% to the closing price on December 22, 1997 ($7.81).

     Discounted Cash Flow Analysis. The Financial Advisor performed a discounted cash flow analysis for the Company. The Financial Advisor calculated the discounted cash flow values for the Company as the sum of the net present values of (i) the estimated future cash flow that the Company will generate for the years 1998 through 2002, plus (ii) the value of the Company at the end of such period. The estimated future cash flows were based on the financial projections for the Company for the years 1998 through 2002 prepared by the Company's management. The terminal values of the Company were calculated based on projected EBITDA for 2002 and a range of multiples of 7.0x, 8.0x and 9.0x. The Financial Advisor used discount rates ranging from 9.0% to 10.0%. The Financial Advisor used such discount rates based on its judgment of the estimated weighted average cost of capital of the Company and the Core Comparables, and used such multiples based on its review of the trading characteristics of the common stock of the Company and Core Comparables. This analysis indicated a range of values of $10.64 to $16.15 per share. Based on the midpoint of the terminal value multiple range and the midpoint of the discount rate range, the analysis indicated a value of $13.34 per share. The Financial Advisor noted that in various past periods the Company's multiple of EBITDA has tended to be at a discount to that of the Core Comparables.

     Other Considerations. The Financial Advisor also took notice that other alternatives to the proposed transaction, including retaining the status quo of the Company ownership, engaging in a recapitalization or seeking to enter into a transaction with a third party, were unlikely to be achieved under the circumstances, given that Parent and International held, in the aggregate, approximately 70% of the outstanding shares of Common Stock, and the stated unwillingness of Parent to sell its interest in the Company.

     The foregoing summary describes all analyses and factors that the Financial Advisor deemed material in its presentation to the Independent Committee, but is not a comprehensive description of all analyses performed and factors considered by the Financial Advisor in connection with preparing its opinion. A copy of the Financial Advisor's written presentation to the Independent Committee with respect to its opinion has been filed as an exhibit to the Schedule 13E-3 and may be inspected, copied and obtained in the manner specified in "Available Information." The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The Financial Advisor believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, the Financial Advisor did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinions, the Financial Advisor utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling the Financial Advisor to provide its opinion to the Independent Committee as to the fairness of the consideration to be received in the Merger by the Public Stockholders and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, the Financial Advisor made, and was provided by the Company's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Financial Advisor nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the Merger were determined through negotiations between the Independent Committee and Parent and were approved by the Independent Committee. Although the Financial Advisor provided advice to the Independent Committee during the course of these negotiations, the decision to recommend the Merger was solely that of the Independent Committee. As described above, the opinion and presentation of the Financial Advisor to the Independent Committee were only one of a number of factors taken into consideration by the Independent Committee in making its determination to recommend the Merger. The Financial Advisor's opinion was provided to the Independent Committee to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the Merger.

     The Independent Committee selected the Financial Advisor as financial advisor in connection with the Merger based on the Financial Advisor's qualifications, expertise, reputation and experience in mergers and acquisitions. The Financial Advisor is engaged in the merger and acquisition and client advisory business and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange. The Independent Committee has retained the Financial Advisor pursuant to a letter agreement dated January 30, 1998 (the "Engagement Letter"). As compensation for the Financial Advisor's services in connection with the Merger, the Company agreed to pay the Financial Advisor a fee of $125,000 upon the execution of the Engagement Letter, $125,000 upon the expiration of 90 days from the date of such execution if discussions regarding a transaction were continuing, and $500,000 upon the announcement of an agreement in principle to consummate the Merger. Upon consummation of the transactions contemplated by the Merger Agreement, the Company will pay the Financial Advisor an aggregate financial advisory fee equal to 1.25% of the total consideration to be received in the Merger by the Public Stockholders and the option holders other than Parent and International, reduced by the amount of any fees previously paid pursuant to the Engagement Letter. Regardless of whether the Merger is consummated, the Company has agreed to reimburse the Financial Advisor for reasonable fees and disbursements of the Financial Advisor's counsel and all of the Financial Advisor's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of the Financial Advisor under the Engagement Letter. The Company has also agreed to indemnify the Financial Advisor and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Merger.

     The Financial Advisor is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. The Financial Advisor and its affiliates may actively trade securities of the Company for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

POSITION OF PARENT, INTERNATIONAL AND PURCHASER


     Parent, International and the Purchaser had no involvement in the Independent Committee's evaluation of the fairness of the Merger Consideration to the Public Stockholders and none of such parties has undertaken any formal evaluation of its own as to the fairness of the Merger Consideration. Parent, International and Purchaser, however, have considered the factors set forth above under "-- Determinations of the Independent Committee and the Board; Fairness of the Merger" and "-- Opinion of Financial Advisor." Parent, International and Purchaser believe that the Merger and the Merger Consideration are fair to and in the best interests of the Public Stockholders. In connection with their consideration of the determination by the Independent Committee and, as part of their determination with respect to the fairness of the consideration to be received by the Public Stockholders pursuant to the Merger Agreement, Parent, International and Purchaser adopted the conclusion, and the analyses underlying such conclusion, of the Independent Committee, based upon their view as to the reasonableness of such analyses.


     In view of the wide variety of factors considered in connection with their evaluation of the Merger, Parent, International and the Purchaser did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the individual factors, or determine that any factor was of particular importance, in reaching their determination. Rather, Parent, International and Purchaser viewed their position as being based on the totality of the information presented and considered by them.

PURPOSE AND STRUCTURE OF THE MERGER



     The purpose of the Merger is for Parent to acquire beneficial ownership of the entire equity interest in the Company. Parent, International and the Purchaser entered into the Merger Agreement for the reasons described in "-- Background to the Merger." The Company entered into the Merger Agreement for the reasons described in "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."



     The Merger has been structured as a merger of Purchaser with and into the Company, with the Company being the Surviving Corporation. Parent structured the transaction as a merger because it believed a merger to be the most efficient means of acquiring the entire public interest in the Company in a single transaction and because a merger provides flexibility with respect to certain financial, operational and tax planning considerations. Prior to determining to proceed with a merger proposal, Parent also considered a cash tender offer but rejected it because there could be no assurance that Parent would acquire the entire equity interest in the Company. Parent, International, the Purchaser and the Company are undertaking the Merger at this time for the reasons set forth under "-- Background of the Merger" and "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."



     For additional information concerning the purpose of the Merger, see "-- Background to the Merger" and "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."



CERTAIN CONSEQUENCES OF THE MERGER



     As a result of the Merger, Purchaser will be merged with and into the Company and the Company, as the Surviving Corporation, will become a wholly-owned subsidiary of Parent. The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation and the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.



     After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. Accordingly, subject to applicable law and contractual limitations, if any, Parent will be able to distribute, by way of dividend, loan or otherwise, some or all of the assets of the Company, or otherwise make use of such assets for investment in affiliates or other transactions as Parent may in its sole discretion determine. Parent will realize all of the Company's profits and losses, as well as any future deterioration or improvement in the Company's earnings. In addition, Parent will be able to direct and control the policies of the Company and its subsidiaries, including with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Any such extraordinary transaction may occur with affiliates of the Parent, International or the Purchaser. See "-- Plans for the Company After the Merger."



     Following consummation of the Merger, the Common Stock will be deregistered under the Exchange Act and delisted from the NYSE. The Company's ongoing disclosure requirements under the Exchange Act will be terminated as well. Following the Merger, the Company's Public Stockholders will no longer have any interest in, and will not be Stockholders of, the Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company.



     Stockholders who properly perfect their statutory appraisal rights under and in accordance with Section 262 of the DGCL will have the right to seek appraisal of their Common Stock. See "Appraisal Rights."

PLANS FOR THE COMPANY AFTER THE MERGER



     Parent currently intends that, following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they have been and are currently being conducted. It is anticipated that Parent will from time to time evaluate and review the business, operations and properties of the Surviving Corporation and make such changes as are deemed appropriate. Following the Merger, Parent intends to review the Company's corporate structure and make such changes as it deems appropriate in order to achieve tax and financial reporting efficiencies within Parent's group of companies.



     Except as described in this Proxy Statement, Parent, International and the Purchaser do not have any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, Parent will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interest of the Surviving Corporation and its stockholders.



ACCOUNTING TREATMENT



     The Merger will be accounted for by Parent in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9, Book 2 of the Dutch Civil Code. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Parent subsequent to the consummation of the Merger.



FEDERAL INCOME TAX CONSEQUENCES



     In the opinion of Winthrop, Stimson, Putnam & Roberts, the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Merger.



     This discussion addresses such considerations only as they apply to a beneficial owner of shares of Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions (a "U.S. Stockholder").



     The tax treatment described herein may vary depending upon each U.S. Stockholder's particular circumstances and tax position. Certain U.S. Stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, U.S. Stockholders that do not hold their shares as capital assets and U.S. Stockholders that have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service (the "IRS") will be applied for with respect to the United States federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effects of any applicable state, local, foreign or other tax laws. Each U.S. Stockholder should consult his, her or its own tax advisor as to the particular tax consequences to such stockholder of the Merger, including the applicability and effect of any state, local, foreign or other tax laws.



     The receipt by a U.S. Stockholder of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt by a

U.S. Stockholder may vary depending upon, among other things, the particular circumstances of the U.S. Stockholder. In general, a U.S. Stockholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the adjusted tax basis of his, her or its Common Stock and the amount of cash received in exchange therefor in the Merger. If the Common Stock is a capital asset in the hands of such U.S. Stockholder, such gain or loss generally will be capital gain or loss that generally will be long-term capital gain or loss if the holding period for the Common Stock is more than 12 months at the Effective Time. Generally, for U.S. Stockholders who are individuals, long-term capital gain will be subject to a maximum rate of 20%.



     The receipt of cash by a U.S. Stockholder of the Company pursuant to the Merger may be subject to 31% "backup withholding" unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the stockholder subject to the withholding.



     For U.S. federal income tax purposes, the Merger will be treated as a purchase for cash of the Company's stock from the Public Stockholders directly or indirectly by Parent and International and will not result in the termination of the existence of the Company.



     The tax discussion set forth above includes only a discussion of the material tax consequences generally expected to arise from the Merger and may not reflect the tax consequences to a given stockholder. Due to the individual nature of tax consequences, all Stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including the effects of applicable state, local or foreign income or other tax laws. In particular, non-U.S. Stockholders should consult with their tax advisors with respect to the tax treatment of the Merger Consideration.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain members of the Board and of the Company's management have interests in the Merger, described herein, in conflict with the interests of the Stockholders. The Board is aware of the conflicts summarized below and considered them along with the other matters described under "-- Determinations of the Independent Committee and the Board; Fairness of the Merger."



     Interests in Common Stock and Options. At the Effective Time, each outstanding Option granted under the Stock Option Plan or Option Agreement, whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price. Executive officers and directors of the Company will receive an aggregate of approximately $1.7 million in respect of their Options.


     Indemnification and Insurance. The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Company's Certificate of Incorporation and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.

     Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of the Merger Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The directors of Parent will be the initial directors of the Surviving Corporation. See "The Merger Agreement -- The Merger -- Certificate of Incorporation; By-laws; Officers and Directors."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Prior to the initial public offering of 10,000,000 shares of Common Stock of the Company on the NYSE on July 19, 1995, all of the Common Stock of the Company was beneficially owned by Parent.


     By virtue of its beneficial ownership of a majority of the outstanding shares of the Company's Common Stock, Parent is in a position to control substantially all corporate transactions requiring the vote of a majority of Stockholders, including election of the entire Board, without the concurrence of other Stockholders, and thereby is in a position to control the Company. Parent is the beneficial owner of 23,400,000 shares of Common Stock, or approximately 70% of the issued and outstanding shares of Common Stock. Approximately 19% of such shares are held of record by International, a wholly-owned subsidiary of Parent, and the balance is held of record by Parent.



     The following table sets certain information regarding the beneficial ownership of the Company's voting securities as of August 10, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each director and executive officer of the Company; and (iii) all executive officers and directors of the Company as a group (unless otherwise indicated, all addresses are c/o the Company at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089):



                                                              AMOUNT AND
                                                              NATURE OF     PERCENT
                                                              BENEFICIAL       OF
                      NAME AND ADDRESS                        OWNERSHIP     CLASS(1)
                      ----------------                        ----------    --------
Buhrmann NV.................................................  23,400,000(2)   70.0
Buhrmann International B.V. ................................   6,411,600      19.1
Frans H.J. Koffrie..........................................          --        --
Harry G. Vreedenburgh.......................................          --        --
George Dean.................................................          --        --
Lorrence T. Kellar..........................................       1,000         *
Philip E. Beekman...........................................       6,000         *
Richard C. Dubin............................................     169,140(3)      *
Michael J. Miller...........................................     123,750(4)      *
Janhein H. Pieterse.........................................     156,300(5)      *
Francis J. Leonard..........................................      28,040(6)      *
Thomas F. Cullen............................................       3,750(7)      *
All Directors and Executive Officers as a Group (10
  persons)..................................................     487,980(8)    1.5


---------------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common Stock.

(2) Includes 6,411,600 shares of Common Stock which are held of record by International.


(3) Includes 169,140 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.



(4) Includes 123,750 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.



(5) Includes 155,000 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.

(6) Includes 27,790 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.



(7) Includes 3,750 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.



(8) Includes 479,430 options granted under the 1995 Stock Option Plan which are currently exercisable or exercisable within 60 days.



                              FINANCING THE MERGER


     The total amount of funds required to pay the Merger Consideration is estimated to be approximately $138.5 million. Parent will ensure that the Purchaser has sufficient funds to pay the Merger Consideration and will provide for such funds from Parent's available cash or lines of credit. Approximately $6.5 million will be required to pay holders of outstanding Options upon cancellation of such Options and approximately $2.6 million will be required to pay related fees and expenses of the Company and such amounts are expected to be obtained from available cash of the Company.


                               FEES AND EXPENSES


     Estimated fees and expenses to be incurred by the Company in connection with the Merger are as follows:


Investment Banker fees......................................  $1,810,000
Commission filing fees......................................      27,696
Legal fees..................................................     600,000
Accounting fees.............................................      25,000
Printing and mailing expenses...............................      75,000
Miscellaneous...............................................      62,304
                                                              ----------
          Total.............................................  $2,600,000
                                                              ==========



                              REGULATORY APPROVALS


     The Company, Parent, International and the Purchaser are not aware of any governmental consents or approvals that are required prior to the parties' consummation of the Merger. It is presently contemplated that if such governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance that any such consents and approvals would be obtained.


                                APPRAISAL RIGHTS


     Under the DGCL, any Stockholder that does not wish to accept $13.75 per share for his, her or its shares of Common Stock as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for the shares of Common Stock, provided that such stockholder complies with the provisions of Section 262 of the DGCL.

     Holders of record of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.


     The following discussion is a summary of the material provisions of Section 262 of the DGCL. The following summary is qualified in its entirety by the full text of Section 262 of the DGCL that is reprinted in its entirety as Annex III. All references in Section 262 of the DGCL and in this summary to a "Stockholder" or "holder" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted.

     Under Section 262 of the DGCL, holders of shares of Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of Stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its Stockholders who was a Stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

     This Proxy Statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex III. Any Stockholder who wishes to exercise such appraisal rights or that wishes to preserve his, her or its right to do so should review the following discussion and Annex III carefully, because failure to timely and properly comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (i) must not vote in favor of the Merger Agreement or consent thereto in writing (including by returning a signed Proxy without indicating any voting instructions as to the Proposal) and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the Stockholder and of the Stockholder's intent thereby to demand appraisal of his, her or its shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or officers. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     All written demands for appraisal should be sent or delivered to Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at BT Office Products International, Inc., 2150 East Lake Cook Road, Suite 590, Buffalo Grove, Illinois 60089.

     Within ten days after the consummation of the Merger, the Company will notify each Stockholder that has properly asserted appraisal rights under
Section 262 of the DGCL and that has not voted in favor of the Merger Agreement of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the Company or any Stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares that are entitled to appraisal rights. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares that are entitled to appraisal rights. Accordingly, it will be the obligation of Stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

     Within 120 days after the consummation of the Merger, any Stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

     If a petition for an appraisal is filed on a timely basis, after a hearing on such petition, of which the Register in Chancery (if so ordered by the Delaware Chancery Court) shall give notice to Stockholders, the Delaware Chancery Court will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated, however, that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by Stockholders whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any Stockholder that properly demands appraisal of his, her or its Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if such Stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a Stockholder will be entitled to receive the consideration receivable with respect to his, her or its Appraisal Shares in accordance with the Merger Agreement).

                              THE MERGER AGREEMENT


     The following is a brief summary of the material provisions of the Merger Agreement that is attached as Annex I to this Proxy Statement and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. All capitalized terms used herein and not defined are used as defined in the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety.


THE MERGER

     In General. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) a majority of the shares held by the Public Stockholders that are voted at the Special Meeting and the satisfaction or waiver of the other conditions to the Merger, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease and the Company will be the Surviving Corporation. Following the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent. As a result of the Merger, all the rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation and all restrictions, liabilities and duties of the Company and Purchaser will become the restrictions, liabilities and duties of the Surviving Corporation.

     Effective Time. The Merger Agreement provides that, as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Company and Purchaser will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger, and the Merger will become effective upon such filing or at such later time as is specified in such certificate of merger.


     Conversion of Securities. At the Effective Time, (i) each outstanding share of Common Stock held by the Company or any wholly-owned subsidiary of the Company as treasury stock immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; (ii) outstanding shares of Common Stock held by Parent and International immediately prior to the Effective Time shall be converted into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of one share of Common Stock of the Surviving Corporation for each 23,400 shares of Common Stock owned by Parent and International, respectively; (iii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be canceled; and (iv) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i), (ii) and (iii) above or as provided in the following paragraph, be converted into the right to receive the Merger Consideration.



     Shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, if any, unless such holder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal. If after the Effective Time such holder fails to perfect, withdraws or loses his, her or its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. See "Appraisal Rights."


     Certificate of Incorporation; By-laws; Officers and Directors. At the Effective time, the directors of the Purchaser immediately prior to the Effective Time will become the directors, and the officers of the Company immediately prior to the Effective Time will become the officers, of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or with applicable law.

     Exchange of Certificates. As soon as practicable after the Effective Time, an exchange agent designated by Parent (the "Exchange Agent") will mail to each holder of shares of Common Stock a letter of transmittal for use in effecting the surrender of the certificates representing shares of Common Stock (the "Certificates") in exchange for the Merger Consideration. The letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such shares will be entitled to receive the Merger Consideration and until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. After the Effective Time, holders of Certificates will have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock, other than any distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided in the Merger Agreement or by applicable law. After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, certificates representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, above.

     If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall: (i) pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Common Stock; or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged his, her or its shares of Common Stock for the Merger Payment prior to that time shall thereafter look only to the Company for payment of the Merger Payment in respect of such shares. Notwithstanding the foregoing, the Company shall not be liable to any holder of shares of Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

     Any portion of the Merger Consideration made available to the Exchange Agent to pay for Common Stock for which appraisal rights have been perfected shall be delivered to the Surviving Corporation upon demand. The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required under the Code. Such withheld amounts shall be treated as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Dissenting Stockholders. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who demands appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive Merger Consideration. The Company shall give Parent
(i) prompt notice of any demands for appraisal of any shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Options. At the Effective Time,each outstanding Option granted under the Stock Option Plan or Option Agreement, whether or not vested, will be terminated and, in exchange for such Option, the holder will be entitled to receive from the Company, for each share of Common Stock subject to such Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company, subject to certain exceptions, regarding the Company and the Subsidiaries as to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) the requisite corporate power, authorization, execution, and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults under charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) capitalization, including the number of shares of Common Stock outstanding, the number of shares issuable upon the exercise of options and warrants, and obligations to issue, transfer, sell or vote in any particular manner any equity or debt instrument; (vi) the due organization, existence, good standing, corporate power and authority, qualifications or licensing to do business, and capitalization of the Subsidiaries; (vii) compliance with the Securities Act and the Exchange Act in connection with the documents filed by the Company with the Commission and the fair presentation, in conformity with generally accepted accounting principles applied on a consistent basis, of the consolidated financial position of the Company by the financial statements included in the documents filed by the Company with the Commission; (viii) no untrue statement of a material fact or omissions of any material facts in this Proxy Statement or in the 13E-3 Statement; (ix) compliance of this Proxy Statement with the applicable provisions of the Exchange Act; (x) the absence of pending litigation or violation of any law that is reasonably likely to have a Material Adverse Effect; (xi) certain tax matters including the filing and correctness of material Tax Returns, the payment or accrual of all material Taxes and the absence of any deficiency for any proposed Taxes; (xii) certain employee benefit plan and ERISA matters including the compliance of such plans with applicable law, the payment of all contributions and payments due and non minimum funding requirements; (xiii) compliance with applicable laws; (xiv) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; and (xv) approval by the Independent Committee of the Merger Agreement and the Merger as well as receipt of the Financial Advisor's Opinion. For purposes of the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Subsidiaries taken as a whole.

     The Merger Agreement also contains various representations and warranties of Parent, International and Purchaser as to, among other things: (i) due organization, existence, good standing, corporate power and authority and qualifications or licensing to do business; (ii) the requisite corporate power, authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the validity and enforceability thereof; (iii) consents and approvals necessary for consummation of the Merger; (iv) the absence of any violations, breaches or defaults under charter documents, laws, orders or agreements that would result from compliance with any provisions of the Merger Agreement; (v) no untrue statement of a material fact or omissions of any material facts in this Proxy Statement or in the 13E-3 Statement; (vi) the absence of any undisclosed fees or commissions owed to investment bankers or brokers; and (vii) absence of litigation that would reasonably be expected to have a material adverse effect on the ability of Parent, International or Purchaser to perform their respective obligations under the Merger Agreement.

CERTAIN COVENANTS

     The Company has also agreed that until the Effective Time, except as contemplated by the Merger Agreement:

          (i) it will, and will ensure that each of its Subsidiaries, operate the businesses conducted by it in the ordinary course and usual course, and will use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired at the Effective Time;

          (ii) it will not adopt or propose any change in its Certificate of Incorporation or By-laws;

          (iii) it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire or agree to acquire a substantial portion of assets of any other Person except in the ordinary course of business consistent with past practice;

          (iv) it will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except in the ordinary course consistent with past practice;

          (v) it will not, and will not permit any Subsidiary to, (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
     (c) repurchase, redeem or otherwise acquire any share of its capital stock, or (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities;

          (vi) will not, and will not permit any Subsidiary to, other than in the ordinary course of business consistent with prior practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary or guarantee any debt securities of others; and

          (vii) will not, and will not permit any Subsidiary to, (a) adopt, amend or terminate any material employee benefit plan or (b) grant to any executive officer any increase in compensation or in severance or termination pay, or enter into or amend any employment, severance or similar agreement, arrangement or plan with any executive officer, except for normal increases in compensation in the ordinary course of business.

     In addition, the Company has agreed that it will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing and will not, and will not permit any Subsidiary to: (i) take or agree or commit to take any action that would result in any of the representations and warranties of the Company under the Merger Agreement becoming untrue; or (ii) take or agree to commit to take any action that would result in any of the conditions to the Merger not being satisfied.

     Announcement. Neither the Company, on the one hand, nor Parent, International and Purchaser, on the other hand, will issue any press release or otherwise make any public statement with respect to the Merger Agreement and the Merger without the prior consent of the other, except as may be required by applicable law or stock exchange regulation.

     No Solicitation. Under the Merger Agreement, the Company and the Subsidiaries have agreed that until the Effective Time, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, take any action to solicit, initiate or take any action knowingly to facilitate the submission of any Acquisition Proposal or, subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person, except to customers and suppliers of the Company and the Subsidiaries in the ordinary course of business. The Company has also agreed to promptly notify Parent after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and to keep Parent fully informed of the status and, subject to the fiduciary duties of the Board of Directors of the Company under the DGCL, details of any such Acquisition Proposal, indication or request. For purposes of the foregoing, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by the Merger Agreement.

     Notification of Certain Matters. The Company, on the one hand, and Parent, on the other hand, agree to give prompt notice to the other party of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, or Parent, International or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Director and Officer Liability. The Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law. Parent has guaranteed the obligations of the Company under these provisions.

     Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Parent, International and Purchaser. The obligations of Parent, International and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) The representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (ii) The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by the Merger Agreement to be performed or complied with by it prior to or at the closing;

          (iii) No injunction, restraining order or decree of any governmental authority shall be in effect, no statute, rule or regulation shall have been enacted by a governmental authority and no action, suit or proceeding shall have been instituted or threatened that prevents the consummation of the Merger or materially changes the transactions contemplated under the Merger Agreement;

          (iv) All consents, approvals and authorizations, and all material filings with and notifications of governmental entities or other entities which regulate the businesses of the Company or any Subsidiary, necessary on the part of the Company or any Subsidiary, to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been obtained or effected or filed;

          (v) Except as set forth in the Disclosure Letter (as defined in the Merger Agreement) dated June 2, 1998 or as set forth in the Company's Commission reports, there shall have been no material adverse change since December 31, 1997 in the business, assets, liabilities, results of operations or financial condition of the Company and any Subsidiary, taken as a whole; and

          (vi) The Merger Agreement shall have been approved and adopted by the affirmative vote of a majority of the shares of Common Stock held by Public Stockholders that are voted at the Special Meeting.


     Any or all of the conditions referred to above may be waived as provided herein under "-- Amendment; Waiver."


     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) The representations and warranties of Parent, International and Purchaser contained in the Merger Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (ii) Each of Parent, International and Purchaser each shall have preformed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by Parent and Purchaser prior to or at the closing;

          (iii) No injunction, restraining order or decree of any governmental authority shall be in effect no statute, rule or regulation shall have been enacted by a governmental authority and no action, suit or proceeding shall have been instituted or threatened, that prevents the consummation of the Merger or materially changes the transactions contemplated under the Merger Agreement;

          (iv) All consents, approvals and authorizations, and all material filings with and notifications of governmental entities or other entities which regulate the businesses of Parent, International or Purchaser, necessary on the part of Parent or Purchaser, to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been obtained or effected or filed;

          (v) The Merger Agreement shall have been approved and adopted by the affirmative vote of (i) a majority of the shares of Common Stock outstanding and (ii) majority of the shares held by Public Stockholders that are voted at the Special Meeting; and

          (vi) The Financial Advisor Opinion shall not have been withdrawn or revoked.


     Any or all of the conditions referred to above may be waived as provided herein under "-- Amendment; Waiver."

TERMINATION OF THE MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders of the Company) by:

          (i) mutual written consent of the Boards of Directors of Parent, International and Purchaser and the Board of the Company upon recommendation of the Independent Committee;

          (ii) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if the Merger has not been consummated by November 30, 1998;

          (iii) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if prior to the consummation of the Merger, the Independent Committee shall have withdrawn or modified or changed in any manner adverse to Parent or Purchaser its approval of the Merger Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law; and

          (iv) either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and Purchaser, on the other hand, if the Special Meeting shall have been held and the Public Stockholders of the Company shall have failed to approve and adopt the Merger Agreement and the Merger at such meeting.

     Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, it shall become void and of no effect with no liability on the part of any party thereto, except that the agreements contained in the Merger Agreement with respect to termination costs and expenses shall survive the termination thereof.

FEES AND EXPENSES

     Except as contemplated by the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

AMENDMENT; WAIVER

     The Merger Agreement may be amended in writing by the Company, Parent, International or Purchaser; provided, however, that after adoption of the Merger Agreement and the Merger by the Stockholders of the Company no such amendment may be made without the further approval of the Stockholders of the Company except to the extent permitted by Delaware Law. Notwithstanding the foregoing, any amendment of the Merger Agreement on behalf of the Company shall be subject to the approval of the Board of the Company upon the recommendation of the Independent Committee.

     At any time prior to the Effective Time, whether before or after the Special Meeting, Parent by action taken by its Board of Directors or the Company, by action taken by its Board upon the recommendation of the Independent Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                   CERTAIN INFORMATION CONCERNING THE COMPANY



DIRECTORS



     Certain information regarding each director is set forth below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years, other directorship currently held and the year in which the individual was first elected a director of the Company. The directors hold office until their successors are elected and qualified or until their earlier removal or resignation. Unless otherwise indicated, during the last five years the directors set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is the Company's address.



     Frans H. J. Koffrie, age 46, has served as Chairman of the Company's Board of Directors since January 1998, as Acting President and Chief Executive Officer of the Company since August 1997 and as a member of the Company's Board of Directors since January 1996. Mr. Koffrie has also served as a member (and Chairman since July 1998) of the Executive Board of Parent since June 1993, as a Chairman of the Executive Board of Distribution Group of Parent since January 1996, in which capacity Mr. Koffrie has senior management responsibilities for various divisions of the Distribution Group including the Paper Merchanting Division, the Graphic Systems Division in Europe and Asia, the Information Systems Division and the Office Products Division, as a director of International's Board of Management since May 1995, as a member (and Chairman since May 1998) of Purchaser's Board of Directors since April 1998 and as President and Chief Executive Officer of Purchaser since May 1998. He previously served as a member of the Executive Board of the VRG Groep N.V. from April 1990 to March 1993. Mr. Koffrie is a citizen of The Netherlands.



     Lorrence T. Kellar, age 60, has served as a member of the Company's Board of Directors since January 1996. Mr. Kellar has been a Vice President -- Real Estate of Kmart Corporation since May 1996. Mr. Kellar also currently serves as a member of the Board of Directors of Multi-Color Corporation and Loehmann's Inc. and a trustee of the Bartlett Management Trust, a mutual fund investment company. He previously served as a Group Vice President of Kroger Co. from 1986 to April 1996 and as a member of the Board of Directors of the U.S. Shoe Corporation from May 1986 to May 1995. Mr. Keller is a United States citizen.



     Philip E. Beekman, age 66, has served as a member of the Company's Board of Directors since December 1996. Mr. Beekman is President and Chief Executive Officer of Owl Hollow Enterprises, Inc., a consulting and investment company. Mr. Beekman also currently serves as a member of the Board of Directors of The General Chemical Group, Inc., Linens 'n Things, Inc., Consolidated Cigar Corporation and Kendle International Inc. He previously served as Chairman and Chief Executive Officer of Hook-SuperRx, Inc., a retail drug store chain, from July 1986 to July 1994, and President and Chief Operating Officer of Seagram Company, Ltd. from January 1977 to June 1986 and, prior thereto, as President of Colgate Palmolive International from March 1973 to December 1976. Mr. Beekman is a United States citizen.



     Harry G. Vreedenburgh, age 47, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of the Distribution Group of Parent since January 1996. Mr. Vreedenburgh has been the Chief Financial Officer of the Distribution Group of Parent since October 1994, as a member of Purchaser's Board of Directors since April 1998 and as Vice President, Treasurer and Secretary of Purchaser since May 1998. He previously served as Staff Director of Corporate Planning & Systems of Parent from 1993 to 1994 and, prior thereto, as Group Controller of the VRG Groep N.V. from 1987 to 1992. Mr. Vreedenburgh is a citizen of The Netherlands.



     George Dean, age 51, a member of the Company's Board of Directors since January 1998, has also served as a member of the Executive Board of Parent since July 1998 and as a member of the Executive Board of the Distribution Group of Parent since January 1996. Mr. Dean has been the Managing Director for the Paper Merchanting Division of the Parent Distribution Group since June 1995. He previously served as the

Managing Director of Contract Papers (Holding) Ltd. from January 1990 to June 1995. Mr. Dean is a British citizen.



EXECUTIVE OFFICERS



     The Board of Directors appoints the Company's executive officers. Certain information concerning the Company's executive officers is set forth below, except that information concerning Mr. Koffrie is set forth above under "-- Directors." Unless otherwise indicated, during the last five years the Company's executive officers set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is the Company's address.



     Richard C. Dubin, age 56, has served as Executive Vice President and President, BT Office Products North America since August 1997. Mr. Dubin has been a Vice President of the Company since April 1995 and previously served as Regional President, Midwest-West Region of the Company from January 1995 to August 1997. Prior thereto, Mr. Dubin was the President of BT Buschart Office Products, Inc. ("BT Buschart") from April 1990 through December 1994. Mr. Dubin was the President of Buschart Office Products, Inc., a contract stationer serving the St. Louis metropolitan area and the predecessor of BT Buschart, from September 1981 until the acquisition of Buschart Office Products, Inc. by the Company in April 1990. Mr. Dubin is a United States citizen.



     Janhein H. Pieterse, age 46, has served as President, BT Office Products Europe since July 1995, as a Vice President of the Company since April 1995, and prior thereto had served as the President -- European Operations of the Office Products Division of Parent since January 1995. He previously served as the President of the Copier Division of Parent from April 1994 to December 1994. From October 1992 to March 1994, Mr. Pieterse served as the President of Trimbach B.V., a solid board packaging manufacturing company. From August 1991 to September 1992, he served as the Managing Director of the group of packaging manufacturing companies of BT. From January 1989 to July 1991, Mr. Pieterse was the Managing Director of all operating companies in Australia and New Zealand of Koninklijke Van Ommeren N.V., a Netherlands shipping/tanker company, and from 1986 to 1988, her served as the President of the Worldwide airfreight network of such company. Mr. Pieterse is a citizen of The Netherlands.



     Francis J. Leonard, age 42, has served as the Company's Vice
President -- Finance and Chief Financial Officer since April 1997 and as Chief Accounting Officer since April 1995. Mr. Leonard also served as Controller of the Company from April 1995 to April 1997. Mr. Leonard was employed in various financial and accounting positions at Richardson Electronics Ltd., a worldwide distributor of electronic devices, from April 1985 to July 1991, and as Treasurer thereof from July 1991 through April 1995. Mr. Leonard is a certified public accountant. Mr. Leonard is a United States citizen.



     Thomas F. Cullen, age 42, was appointed Secretary of the Company in April 1997 and has served as Vice President, General Counsel of the Company since November 1996. Prior thereto, Mr. Cullen had been engaged in the private practice of law in Stamford, Connecticut since 1985. Mr. Cullen is a United States citizen.



     Michael J. Miller, age 42, has served as a Senior Vice President, Strategic Systems of the Company since January 1997 and as a Vice President of the Company since April 1995. Prior thereto, Mr. Miller was the Regional President, South-Southeast Region of the Company from January 1995 to January 1997. Mr. Miller previously was the President of BT Miller Business Systems, Inc. ("BT Miller") from November 1992 through December 1994. Mr. Miller was the President and a stockholder of Miller Business Systems, Inc., the predecessor of BT Miller, from November 1985 until the acquisition of Miller Business Systems, Inc. by the Company in November 1992. Mr. Miller is a United States citizen.

                         CERTAIN INFORMATION CONCERNING


                    PARENT, INTERNATIONAL AND THE PURCHASER



PARENT





     The members of the Parent's supervisory board are as set forth below. Unless otherwise indicated, during the last five years the members of Parent's supervisory board set forth below have not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and have not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities, subject to, federal or state securities or finding any violation with respect to such laws. Unless otherwise indicated, the business address of each person listed below is Parent's address.



     Paul C. van den Hoek, age 59, has served as a member (and Chairman since April 1998) of Parent's Supervisory Board since March 1993. Mr. van den Hoek also currently serves as an attorney and Chairman of the Board at the law firm of Stibbe Stimont Monahan Duhot; as Chairman of the Supervisory Board of Advanced Semiconductor Materials International N.V., Ballast Nedam N.V., Meneba N.V. and Het Financieele Daghlad B.V.; as a member of the Supervisory Board of Molnlycke (Nederland) B.V., Robeco Groep N.V., Rolinco N.V., Rorento N.V. and AEX Exchanges N.V.; and as a professor at Vrije Universiteit. Mr. van den Hoek is a citizen of The Netherlands.



     G.H. Smit, age 50, has served as a member of Parent's Supervisory Board since June 1998. Mr. Smit also currently serves as Chairman of the Executive Board of Vedior N.V., as Chairman of the Supervisory Board of Gran Dorado Leisure N.V. and as a member of the Supervisory Board of Transavia Airlines B.V., Otra N.V. and Endemol Entertainment N.V. From 1990 to 1977, Mr. Smit previously served as a member of the Management Board of Vendex International N.V. Mr. Smit is a citizen of The Netherlands.



     A.G. Jacobs, age 62, has served as a member of Parent's Supervisory Board since June 1998. Mr. Jacobs also currently serves as a member of the Supervisory Board of ING Groep N.V., N.V. Koninklijke Nederlandsche Petroleum Maatschappij, N.V. Verenigd Bezit VNU, N.V. Struktongroep, IHC Caland N.V. and AEX Exchanges N.V. and as the Chairman of the Supervisory Board of Nederlandse Participatie Maatschappij N.V., Vedior N.V. and Johan Enschede B.V. From 1992 to June 1998, Mr. Jacobs previously served as Chairman of the Executive Board of ING Groep N.V. From 1994 to 1998, Mr. Jacobs served as a member of the Supervisory Board of Nationale Investeringsbank N.V. Mr. Jacobs is a citizen The Netherlands.



     The members of Parent's Executive Board are Mr. Koffrie and Mr. Dean. Information concerning Mr. Koffrie and Mr. Dean is set forth above under "Certain Information Concerning the Company -- Directors."



INTERNATIONAL



     The members of International's Board of Management are as set forth below, except that information concerning Mr. Koffrie is set forth above under "Certain Information Concerning the Company -- Directors." Unless otherwise indicated, the business address of each person listed below is International's address.



     Klaas De Kluis, age 62, has served as a director of International's Board of Management since January 1998. Mr. De Kluis also currently serves as Chairman of the Supervisory Board of Brocacef Holding N.V., Koninklijke Van Ommeren N.V., Van Wijnen Groep N.V. and Schuttersveld N.V. and as a member of the Supervisory Board of Gelderse Papiergroep N.V. and Sappi Ltd. Mr. De Kluis previously served as Chairman of the Executive Board of Parent from December 1997 to July 1998. From 1993 to 1996, Mr. De Kluis served as Vice-President of the Executive Board of Parent and from April 1997 to December 1997 as a member of the Supervisory Board of Parent. From August 1993 to June 1996, Mr. De Kluis served as President of the Company. From 1993 to 1998, Mr. De Kluis served as Chairman of the Supervisory Board of Abemy Group. From 1993 to 1997, Mr. De Kluis served as a member of the Supervisory Board of Koninklijke Landre & Glinderman N.V. Mr. De Kluis is a citizen of The Netherlands.

PURCHASER



     The members of the Purchaser's board of directors are Mr. Koffrie and Mr. Vreedenburgh. Information concerning Mr. Koffrie and Mr. Vreedenburgh is set forth under "Certain Information Concerning the Company -- Directors."



     The officers of Purchaser are Mr. Koffrie and Mr. Vreedenburgh. Information concerning Mr. Koffrie and Mr. Vreedenburgh is set forth under "Certain Information Concerning the Company -- Directors."


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH PARENT


     In the normal course of business, the Company and Parent and its other affiliates have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and Parent and its affiliates may enter into additional material transactions in the future. The following is a summary of each of the material agreements between the Company and Parent as well as all material transactions between the Company and Parent and its other subsidiaries since January 1, 1996. Unless otherwise expressly indicated, such transactions were not necessarily conducted on an arm's length basis. Certain of the transactions are evidenced by agreements which are summarized below.


     In connection with Mr. Huyzer's relocation from The Netherlands to the United States in 1994, the Company advanced Mr. Huyzer $1,017,928 for the purchase of a residence in the Chicago area. The collateralized note evidencing the advance provided that interest was payable quarterly and accrued at a rate of 7.25% per annum beginning on November 6, 1994 with respect to $915,428 of the principal amount thereof and beginning on January 1, 1995 with respect to the balance of the principal amount. Principal has been repayable in quarterly installments since September 1996 and thereafter until September 2024. As of December 31, 1996, the aggregate principal amount outstanding under such note was $850,000 and as of December 31, 1997, the aggregate principal amount outstanding under such note was $650,000. The note was repaid in full in April 1998. Mr. Huyzer served as President and Chief Executive Officer of the Company from April 1995 until his retirement in August 1997.

CREDIT FACILITIES


     The Company and certain of its European subsidiaries (the "European Subsidiaries") entered into a credit agreement dated as of June 16, 1997 (the "Affiliate Credit Agreement") with Buhrmann Europcenter N.V. ("Europcenter"), which facility expires in July 1999. Pursuant to the terms of the Affiliate Credit Agreement, the Antilliana Credit Agreement, as modified by the Assignment and Modification Agreement dated June 26, 1996 among the Company, Antilliana and KNP BT Finance (USA), Inc., an affiliate of Parent, was terminated.



     The Company currently has a commitment of NLG 110 million (approximately $55 million) under the Affiliate Credit Agreement, which commitment is available for borrowings to be used for the Company's European operations. Pursuant to the terms of the Affiliate Credit Agreement, the European Subsidiaries may also lend funds representing positive balances in certain cash management accounts of up to NLG 20 million (approximately $10 million) to Europcenter.


     Under the Affiliate Credit Agreement, loans are available in German Marks, British Pounds, Netherlands Guilders, Swedish Kronor and any other currency acceptable to the lender. Loans from Europcenter to the European Subsidiaries bear interest at 1% over the applicable interbank rate as determined therein. Loans from the European Subsidiaries to Europcenter bear interest at 1% less than the applicable interbank rate as determined therein.

     The Affiliate Credit Agreement contains certain events of default, including Parent's failure to beneficially own more than 50% of the issued and outstanding share capital of the Company. There is a commitment fee payable by the Company on the unused portion of the commitment from Europcenter, which fee fluctuates based on the Company's consolidated leverage ratio (consisting of the ratio of consolidated debt to EBITDA) for the period of the four consecutive fiscal quarters most recently ended as of a given date, adjusted on a pro forma basis to give effect to material acquisitions and divestitures. The commitment fee at December 31, 1997 was 0.3% of the unused commitment.

     At December 31, 1997, the Company had outstanding loans payable to Europcenter under the Affiliate Credit Agreement of $16.5 million and Europcenter had outstanding loans payable to the European Subsidiaries of $9.6 million. The latter amount is included in cash and cash equivalents.

     The Company, acting for itself and each of its wholly-owned U.S. subsidiaries, entered into an amended and restated cash management agreement dated as of June 16, 1997 (the "Cash Management Agreement") with Sengewald USA, Inc. and KNP BT USA Holdings, Inc., each affiliates of Parent. The Cash Management Agreement replaced the cash management agreement dated June 24, 1996 to which the Company and certain affiliates of Parent were parties.

     Pursuant to the Cash Management Agreement, each of the parties other than the Company invests cash representing positive balances in certain cash management accounts with the Company and the Company provides overdraft protection to these U.S. affiliates of Parent up to specified limits.

     Under the Cash Management Agreement, investments each interest at the LIBO rate as determined therein less .625% and loans from the Company bear interest at the LIBO rate plus .625%. At December 31, 1997, the investment balance for affiliate parties totaled $629,000. Each party to the Cash management Agreement may terminate such agreement upon thirty days notice to the other parties thereto and the Cash Management Agreement would terminate as to all parties upon the occurrence of certain other events, including Parent's failure to own more than 50% of the issued and outstanding share capital of the Company.

REGISTRATION RIGHTS

     Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") among the Company, Parent and International, which agreement became effective upon completion of the Company's initial public offering in July 1995, each of International and Parent has the right to require the Company to register for public offering and sale all or a portion of the Common Stock held by it from time to time (and, if pursuant to a short-form registration statement, if available, on an unlimited number of occasions). In addition, during the term of the Registration Rights Agreement, each of International and Parent has the right to participate in any registration of Common Stock initiated by the Company, subject to certain limitations. The Company will pay all out-of-pocket expenses of any such registrations, including reasonable fees and expenses of one counsel for International and Parent, and will indemnify certain liabilities, including liabilities under the federal securities laws, in connection therewith. Each of International and Parent will pay all underwriting discounts and commissions applicable to shares of Common Stock sold by it pursuant to any such registrations. The rights of International and Parent under the Registration Rights Agreement are transferable to any affiliate of Parent.

TAX MATTERS

     The Company, Parent and certain of Parent's affiliates entered into a tax matters agreement in connection with the Reorganization and the Company's initial public offering (the "Tax Matters Agreement") whereby Parent will indemnify the Company for any taxes and any related interest, penalties or other additions to tax ("Taxes") arising in any taxable year in respect of the certain packaging manufacturing businesses (the "Packaging Businesses") in the United States transferred by the Company to Parent in connection with the Corporate Reorganization and their disposition in the Corporate Reorganization and any Taxes arising any year with respect to the Company's initial public offering. Under the Tax Matters Agreement, Parent will also indemnify the Company to the extent of any Taxes relating to its office products distribution operations prior to the Corporate Reorganization in excess of certain thresholds specified in the agreement. The computation of any increase in Taxes and any resulting liability for indemnity payments will be determined after giving effect to the tax adjustment otherwise giving rise to indemnification and to any other net refunds of Taxes to which indemnity is provided to that indemnified party.

     The Tax Matters Agreement also provides for the treatment of such matters as allocating overlap period Taxes, return preparation, refunds, audits and controversies with tax authorities, sharing information and resolving controversies between parties.

     During the year ended December 31, 1997, the Company received reimbursement of $287,677 under the Tax Matters Agreement, primarily representing the Packaging Business' share of the 1991 to 1993 Internal Revenue Service audit that was settled in early 1997. In addition, the Company made a payment of $153,589 under the Tax Matters Agreement representing certain tax benefits obtained by the Company which were attributable to the Packaging Business.

     Prior to the Corporate Reorganization, the Company and certain of its subsidiaries, as well as the Packaging Businesses, had comprised a consolidated United States federal income tax group. For periods following the Corporate Reorganization, the Packaging Businesses will no longer be a part of the Company's consolidated United States federal income group.

INTELLECTUAL PROPERTY

     Pursuant to a license agreement between Parent and the Company, which became effective upon the completion of the Company's initial public offering in July 1995, Parent has granted a royalty-free, perpetual license to the Company and its subsidiaries to use the "BT" along with Parent's logo in connection with the Company's office products distribution businesses. However, the license to use such logo terminates upon the change of control of the Company or upon the occurrence of certain other events.

SERVICES

     Parent and its subsidiaries have provided services to the Company and its subsidiaries, including certain financial and treasury services, as well as insurance, tax, legal and human resource services. In connection with such services, the Company has paid fees to Parent. The Company has also provided certain support services to Parent and its affiliates (including the Packaging Businesses).

     The Company and Parent entered into an Intercompany Services Agreement for the continuing provision of such services, which agreement became effective upon completion of the Company's initial public offering in July 1995. The agreement has a one-year term and thereafter automatically renews for successive one year periods unless earlier terminated by either party. Such agreement provides for fees to be paid at rates determined on the basis of costs calculated in a manner not inconsistent with past practices, if any, but no greater than the good faith estimate of the fee that would be charged by an independent third party. At any time during the term of the agreement, the Company or Parent may request that Parent or the Company, as the case may be, provide additional or different services or case providing one or more services then being provided.

     The Company uses office space provided by Parent for certain of its executive officers and employees in Parent's headquarters in Amsterdam. During 1997, the Company reimbursed Parent at market rates for the cost of such space.

GUARANTIES

     Parent has guarantied certain obligations of the Company under various leases for real property and equipment. Parent continues to maintain its outstanding guaranties and provided certain additional guaranties pursuant to the terms of an agreement for credit support dated as of June 15, 1995 (the "Agreement for Credit Support") with the Company and certain of its subsidiaries. Subject to the terms and conditions of the Agreement for Credit Support, Parent agreed to provide from time to time until January 31, 1996, directly or through one of its affiliates, guaranties of certain obligations of the Company and its subsidiaries up to an aggregate principal amount of all such guaranteed obligations outstanding as specified therein. Each of the Company and such subsidiaries will reimburse any amounts paid by Parent under any guaranty made by Parent under the Agreement for Credit Support. Pursuant to the terms of the Agreement for Credit Support, the Company and such subsidiaries have agreed to pay a guaranty fee to Parent of .25% per annum of the daily aggregate principal amount of the guaranteed obligations outstanding for each day through the earlier of the repayment of such obligations and the release of Parent with respect to all guaranties. The Agreement for

Credit Support contains certain events of default which include Parent's failure to own, beneficially and of record, more than 50% of the issued and outstanding share capital of the Company (provided, however, that Parent is obligated under the Credit Agreement to give 45 days' notice to the Company of its intention to so reduce its ownership of the Company's share capital). The Company had $10.1 million outstanding under the Agreement for Credit Support at December 31, 1996. The carrying amount of such guarantees was $10.3 million at December 31, 1997.

SALES TO AND PURCHASES FROM AFFILIATES

     The Company has sold office products and related services to affiliates of Parent. Such transactions generally were effected on terms comparable to those available in transactions with unaffiliated parties. Revenue from such transactions amounted to approximately $1.3 million for 1996 and $1.7 million for 1997. In addition, the Company has occasionally purchased certain products from Parent and its other affiliates (including the Packaging Businesses) for resale. Such purchases totaled approximately $8.6 million for 1996 and $8.1 million for 1997. The Company expects to continue to engage in similar affiliated party transactions on generally the same basis as it would engage in such transactions with unaffiliated third parties.

LEASES

     Veenman Kantoormachines B.V., Veenman Office Management B.V., Direct Dealer Services Nederland B.V. and Repro Copiers Nederland B.V. lease one of their facilities from an affiliate of Parent under an operating lease that expires on September 30, 1999. Rental expense under such lease was $0.6 million in 1996 and $0.5 million in 1997. Future total minimum lease payments are $1.0 million. BT Office Products Deutschland GmbH, formerly known as bax Burosysteme Vertriebsgesellschaft mbH, an indirect wholly-owned subsidiary of the Company acquired from Parent in 1996, leases one of its facilities from an affiliate of Parent under an operating lease that expires on June 30, 1999. Rental expenses under such lease was $0.3 million in 1997 and future total minimum lease payments are $0.4 million.

ARTICLE 403 STATEMENT

     Parent has issued an Article 403 Statement under Netherlands law for the Company's Netherlands subsidiaries. Pursuant to such Article 403 Statement, Parent is liable for claims of third parties against such companies. The Company has agreed to indemnify Parent for any such liability.

BUSINESS ACQUISITION

     In July 1996, the Company assumed control of bax Burosysteme Vertriebsgesellschaft mbH ("Bax"), an office equipment distributor located in Germany and an indirect wholly-owned subsidiary of Parent. In October 1996, the Company completed the acquisition of Bax by acquiring the shares of Bax from Parent for approximately $9.8 million in cash. Bax leases one of its facilities from an affiliate of Parent under an operating lease that expires on June 30, 1999. Rental expense under such lease was $270,000 in 1996 and $0.3 million in 1997.

                             STOCKHOLDER LITIGATION

     Five putative class action complaints have been filed in the Court of Chancery of the State of Delaware, New Castle County, by persons claiming to represent the Public Stockholders. Four of the complaints name several of the Company's directors, the Company and Parent. Spitzer v. De Wit, et al., Civil Action No. 16152NC (filed on January 22, 1998); Birnbaum v. De Wit, et al., Civil Action No. 16153NC (filed on January 22, 1998); David v. De Wit, et al., Civil Action No. 16155NC (filed on January 23, 1998); and Wright v. BT Office Products [sic], et al., Civil Action No. 16156NC (filed on January 23, 1998). A fifth complaint, naming several of the Company's directors, and the Company, was filed on January 23, 1998: Howard Gunty, Inc. Profit Sharing & Trust v. BT Office Products International, Inc., et al., Civil Action No. 16154NC. The complaints allege, among other things, that Parent's purported proposal to purchase the Company's publicly held stock for $10.50 a share was unfair and inadequate; that Parent's proposal served no legitimate business purpose of the Company; that Parent had breached its duty as a controlling shareholder of the Company; and that the directors did not satisfy their duty of loyalty to the Company. These matters were consolidated by the Court of Chancery on May 21, 1998.


     The complaints seek, among other things, declaration of class action status; preliminary and permanent injunctive relief; recission; monetary damages; costs and attorneys' fees. The Company and Parent believe the complaints are without merit, but have recently entered into a memorandum of understanding involving all of these cases in order to minimize the expenses associated with protracted litigation. The memorandum of understanding would allow the various plaintiffs' shares of Company Stock to be purchased for $13.75 per share, would cause these actions to be dismissed with prejudice, and would extinguish the plaintiffs' claims. This memorandum of understanding is being reduced to a stipulation of settlement and will be subject to the review of the Court of Chancery.


                     MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock (NYSE symbol: BTF) commenced trading on the NYSE on July 19, 1995. Prior to that time, there was no market for the Common Stock. The following table sets forth the range of high and low sale prices of the Common Stock on the NYSE for the periods indicated.


                                                              HIGH      LOW
                                                              ----      ---
First Quarter Fiscal Year 1996..............................  $23 1/2   $13
Second Quarter Fiscal Year 1996.............................   23 7/8    15 1/2
Third Quarter Fiscal Year 1996..............................   17 7/8     9 7/8
Fourth Quarter Fiscal Year 1996.............................   14         8 1/8

First Quarter Fiscal Year 1997..............................  $11 1/8   $ 6 7/8
Second Quarter Fiscal Year 1997.............................    9         7 1/4
Third Quarter Fiscal Year 1997..............................   13         7 5/16
Fourth Quarter Fiscal Year 1997.............................   12 7/16    6 11/16

First Quarter Fiscal Year 1998..............................  $12       $ 7 5/16
Second Quarter Fiscal Year 1998.............................  $13 9/16  $11 9/16


     On January 21, 1998, the last trading date prior to public announcement of Parents' proposal to the Company to acquire the shares of Common Stock of the Public Stockholders, the high and low sales prices of the Common Stock on the
NYSE, were $10 1/2 and $9 9/16 per share, respectively. On [               ],
1998, the last trading date before the printing of this Proxy Statement, the high and low prices of the Common Stock on the New York Stock Exchange were
$     and $     per share, respectively.

     Stockholders are urged to obtain current market quotations for the Common Stock prior to making any decision with respect to the Merger.

     As of the Record Date, there were [          ] shares of Common Stock
outstanding and [     ] record holders of Common Stock.

     The Company has not declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company and its subsidiaries for each of the two years ended December 31, 1997, incorporated by reference in this Proxy Statement, have been audited by Coopers & Lybrand LLP, independent auditors, as stated in their report incorporated herein by reference. The financial statements of the Company and its subsidiaries for the year ended December 31, 1995, incorporated by reference in this Proxy, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated herein by reference.

     Representatives of Coopers & Lybrand LLP will attend the Special Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from Stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on February 26, 1998;

          (b) Current Report on Form 8-K filed pursuant to Section 13 of the Exchange Act on June 8, 1998;


          (c) Annual Report on Form 10-K of the Company for its fiscal year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act;



          (d) Quarterly Report on Form 10-Q of the Company for its fiscal quarter ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act; and



          (e) Quarterly Report on Form 10-Q of the Company for its fiscal quarter ended June 30, 1998, filed pursuant to Section 13 of the Exchange Act.


     In addition, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the document enumerated above, being herein referred to as "Incorporated Documents"). All statements contained herein relating to the Company are qualified in their entirety by reference to the more detailed information set forth in the Incorporated Documents.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

     NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.


     The Company hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person, by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the Incorporated Documents, other than exhibits to such Incorporated Documents, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates. Written or oral requests for such copies should be directed to: Thomas F. Cullen, Vice President, General Counsel and Secretary of the Company at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089-1877 (or Six Parkway North, Deerfield, Illinois 60015 on and after August 28, 1998), telephone number (847) 793-7500 (or (847) 444-4000 on and after August 28, 1998).

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NV KONINKLIJKE KNP BT,
                           KNP BT INTERNATIONAL B.V.
                            BT OPI ACQUISITION CORP.

                                      AND

                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

                            DATED AS OF JUNE 2, 1998

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

                               TABLE OF CONTENTS

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                             ARTICLE 1
                        SHAREHOLDERS' ACTION
Section 1.01  Proxy Statement; Other Filings................     I-1
Section 1.02  Meeting of Stockholders of the Company........     I-1
Section 1.03  Legal Requirements for Merger.................     I-2
Section 1.04  Additional Agreements and Provisions..........     I-2
                             ARTICLE 2
                             THE MERGER
Section 2.01  The Merger....................................     I-2
Section 2.02  Effective Time................................     I-2
Section 2.03  Closing.......................................     I-2
Section 2.04  Certificate of Incorporation; By-laws;
              Officers and Directors........................     I-2
Section 2.05  Effect on Capital Stock.......................     I-3
               (a) Capital Stock of the Purchaser...........     I-3
               (b) Capital Stock of Company.................     I-3
               (c) Cancellation of Treasury Stock...........     I-3
               (d) Capital Stock of Company Held by Parent
                   or International.........................     I-3
Section 2.06  Dissenting Shares.............................     I-3
Section 2.07  Treatment of Options..........................     I-3
Section 2.08  Exchange of Certificates......................     I-4
               (a) Exchange Agent...........................     I-4
               (b) Exchange Procedures......................     I-4
               (c) No Further Ownership Rights in Company
                   Stock....................................     I-4
               (d) Termination of Exchange Fund.............     I-4
               (e) No Liability.............................     I-5
               (f) Lost Certificates........................     I-5
                             ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01  Organization of the Company and the
              Subsidiaries..................................     I-5
Section 3.02  Capitalization of the Company; Ownership......     I-5
Section 3.03  Subsidiaries of the Company...................     I-5
Section 3.04  Authorization.................................     I-6
Section 3.05  Fairness Opinion and Approval by the
              Independent Committee.........................     I-6
Section 3.06  No Violations; Consents and Approvals.........     I-6
Section 3.07  SEC Reports...................................     I-7
Section 3.08  Information Supplied..........................     I-7
Section 3.09  Litigation....................................     I-7
Section 3.10  Compliance with Applicable Laws...............     I-7
Section 3.11  Brokers and Finders...........................     I-7
Section 3.12  Tax Matters...................................     I-8
Section 3.13  Employee Benefits.............................     I-8
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

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                             ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF
              PARENT, INTERNATIONAL AND THE PURCHASER
Section 4.01  Organization and Authority of Parent,
              International and the Purchaser...............     I-8
Section 4.02  Authorization.................................     I-8
Section 4.03  No Violations; Consents and Approvals.........     I-9
Section 4.04  Information in Proxy Statement; 13E-3
              Statement.....................................     I-9
Section 4.05  Brokers and Intermediaries....................     I-9
Section 4.06  Litigation....................................     I-9
Section 4.07  Financing.....................................    I-10
                             ARTICLE 5
                  CERTAIN COVENANTS AND AGREEMENTS
Section 5.01  Conduct of Business...........................    I-10
               (a) Ordinary Course..........................    I-10
               (b) Dividends; Changes in Stock..............    I-10
               (c) Governing Documents......................    I-10
               (d) No Acquisitions..........................    I-10
               (e) No Dispositions..........................    I-10
               (f) No Indebtedness..........................    I-10
               (g) Employee Benefits; Executive
                   Compensation.............................    I-10
               (h) Other Business...........................    I-11
Section 5.02  Announcement..................................    I-11
Section 5.03  No Solicitation...............................    I-11
Section 5.04  Notification of Certain Matters...............    I-11
Section 5.05  Directors' and Officers' Indemnification......    I-11
                             ARTICLE 6
                        CONDITIONS PRECEDENT
Section 6.01  Conditions to Each Party's Obligation to
              Effect the Merger.............................    I-12
               (a) No Injunction or Proceeding..............    I-12
               (b) Consents.................................    I-12
               (c) Approval of Holders of Company Common
                   Stock....................................    I-12
Section 6.02  Conditions to the Obligation of the Company to
              Effect the Merger.............................    I-12
               (a) Representations and Warranties...........    I-12
               (b) Agreements...............................    I-12
               (c) Opinion of Financial Advisor.............    I-12
Section 6.03  Conditions to the Obligations of Parent,
              International and the Purchaser to Effect the
              Merger........................................    I-13
               (a) Representations and Warranties...........    I-13
               (b) Agreements...............................    I-13
               (c) No Material Adverse Change...............    I-13
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

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                             ARTICLE 7
                 TERMINATION, AMENDMENT AND WAIVER
Section 7.01  Termination...................................    I-13
Section 7.02  Effect of Termination.........................    I-13
Section 7.03  Amendment.....................................    I-14
Section 7.04  Waiver........................................    I-14
                             ARTICLE 8
                           MISCELLANEOUS
Section 8.01  Nonsurvival of Representations and
              Warranties....................................    I-14
Section 8.02  Expenses......................................    I-14
Section 8.03  Applicable Law................................    I-14
Section 8.04  Notices.......................................    I-14
Section 8.05  Entire Agreement..............................    I-15
Section 8.06  Assignment....................................    I-15
Section 8.07  Headings; References..........................    I-15
Section 8.08  Counterparts..................................    I-15
Section 8.09  No Third Party Beneficiaries..................    I-16
Section 8.10  Severability; Enforcement.....................    I-16
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                                      I-iii

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 2, 1998 (the "Agreement") among BT Office Products International, Inc., a Delaware corporation (the "Company"), NV Koninklijke KNP BT, a Netherlands corporation ("Parent"), KNP BT International B.V., a Netherlands corporation and wholly-owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly-owned by Parent and International (the "Purchaser").

     WHEREAS, the Boards of Directors of the Purchaser, Parent and International and the Board of Directors of the Company upon the recommendation of its independent committee of disinterested members (the "Independent Committee") have unanimously approved, and deem advisable and in the best interests of their stockholders, the acquisition of the Company by Parent and International;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, International, the Purchaser and the Company and Parent and International as the stockholders of the Purchaser have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms, and subject to the conditions of, this Agreement (the "Merger") and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              SHAREHOLDERS' ACTION

     SECTION 1.01 PROXY STATEMENT; OTHER FILINGS. As promptly as practicable after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, a proxy statement and form of proxy with respect to the meeting of holders of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"). The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to holders of Company Common Stock and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof the Purchaser shall promptly prepare and file a Rule 13E-3 Transaction Statement pursuant to Rule 13e-3 under the Exchange Act (together with any amendment or supplement thereto, the "13E-3 Statement"). The Company shall notify Parent and International promptly of the receipt by it of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply Parent and International with copies of all correspondence between it and its representatives, on the one hand, and the Commission or the members of its staff, on the other hand, with respect to the Proxy Statement. The Company, Parent, International and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement and the 13E-3 Statement and to respond promptly to any comments made by the Commission with respect to the Proxy Statement and the 13E-3 Statement and any preliminary version thereof.

     SECTION 1.02 MEETING OF STOCKHOLDERS OF THE COMPANY. Promptly after the date hereof, the Company shall take all action necessary, in accordance with the DGCL, its Certificate of Incorporation and By-Laws and the requirements of the New York Stock Exchange, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the Merger. In addition to the stockholder vote required to adopt and approve this Agreement and the Merger by the DGCL, the adoption of this Agreement and the Merger shall require the affirmative vote of a majority of shares held by Public Stockholders (as defined herein) that are voted at such meeting of stockholders. Subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, the Proxy Statement shall contain the determinations of the Independent Committee and the recommendation of the Board of Directors of the Company that the holders of Company Common Stock vote to adopt and approve this Agreement and the Merger. At any such meeting Parent and International shall vote, or cause to be voted, in favor of the Merger all of the shares of Company Common Stock then owned by Parent and International, respectively, or any subsidiary or affiliate of Parent or International, respectively.

     SECTION 1.03 LEGAL REQUIREMENTS FOR MERGER. (a) Parent, International and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Parent, International or the Purchaser with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon the Company in connection with the Merger.

     (b) The Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to Parent, International and the Purchaser in connection with any such requirements imposed upon Parent, International or the Purchaser in connection with the Merger.

     SECTION 1.04 ADDITIONAL AGREEMENTS AND PROVISIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time (as hereinafter defined) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation (as hereinafter defined) with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or the Purchaser, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best reasonable efforts to challenge any action, including using all best reasonable efforts to have any order or injunction vacated or reversed, brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 THE MERGER. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

     SECTION 2.02 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Parent and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.03 CLOSING. The closing of the Merger (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York at 10:00 a.m. (New York City time) on the date of the satisfaction of the conditions provided in Article 6, or at such other time and place as the Company and Parent shall agree (the "Closing Date").

     SECTION 2.04 CERTIFICATE OF INCORPORATION; BY-LAWS; OFFICERS AND DIRECTORS. Pursuant to the Merger: (a) the Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein and with applicable law; (b) the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

     SECTION 2.05 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, International, the Purchaser or the holders of any shares of Company Common
Stock:

          (a) Capital Stock of the Purchaser. Each share of Common Stock of the Purchaser, par value $1.00 per share ("Purchaser Common Stock"), which is issued and outstanding immediately prior to the Effective Time, shall be canceled.

          (b) Capital Stock of Company. Subject to Sections 2.05(c), 2.05(d) and 2.06, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $13.75 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.08.

          (c) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by the Company or any wholly-owned subsidiary of the Company which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

          (d) Capital Stock of Company Held by Parent or International. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by Parent or International shall be converted into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of one share of common stock of the Surviving Corporation for each 23,400 shares of Company Common Stock owned by Parent or International, respectively.

     SECTION 2.06 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who demands appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 2.05(b). The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.07 TREATMENT OF OPTIONS. Prior to the Effective Time, the Company will take all actions necessary to provide that, at the Effective Time, each option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the BT Office Products International, Inc. 1995 Stock Option Plan (the "Stock Option Plan") or the BT Office Products International, Inc. Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996 (the "Option Agreement"), whether or not vested, will be terminated and, in exchange for such Company Stock Option, the holder will be entitled to receive from the Company, for each share of Company Common Stock subject to such Company Stock

Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

     SECTION 2.08  EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.08, the aggregate amount of cash payable pursuant to Section 2.05(b) hereof in exchange for outstanding shares of Company Common Stock (the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail (or at the request of a holder of Company Common Stock, hand deliver) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Company Common Stock shall pass, only upon delivery of the certificates representing such shares of Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Company Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Company Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.08 each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 2.05(b). No interest will be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Company Common Stock.

     (c) No Further Ownership Rights in Company Stock. Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Section 2.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such certificates.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.08 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

     (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Lost Certificates. In the event any certificate or certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with, this Section 2.08, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify Parent in an agreement reasonably satisfactory to it against any claim that may be made against Parent or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, International and the Purchaser as follows:

     SECTION 3.01 ORGANIZATION OF THE COMPANY AND THE SUBSIDIARIES. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. The Company and each of its Subsidiaries is qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed, except to the extent the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect of the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstance of such entity. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     SECTION 3.02 CAPITALIZATION OF THE COMPANY; OWNERSHIP. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which 33,471,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Company Stock Options, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise.

     SECTION 3.03 SUBSIDIARIES OF THE COMPANY. The only direct or indirect Subsidiaries of the Company are as set forth on Schedule 3.03 to the disclosure letter dated the date hereof and delivered by the Company to Parent (the "Disclosure Letter"). All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by the Company free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in the first sentence of this Section 3.03, the Company does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

     SECTION 3.04 AUTHORIZATION. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has unanimously adopted resolutions approving this Agreement and the Merger, determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders and recommended that the Company's stockholders approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Parent, International and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

     SECTION 3.05  FAIRNESS OPINION AND APPROVAL BY THE INDEPENDENT
COMMITTEE. On or prior to the date hereof, the Independent Committee (i) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the stockholders (other than Parent, International and their affiliates) of the Company (the "Public Stockholders"), including without limitation the Merger, (ii) has determined that the Merger is fair to and in the best interest of the Public Stockholders and (iii) recommended that the Board of Directors of the Company approve and authorize this Agreement and such transactions. The Independent Committee has received the opinion, dated as of the date hereof, of BT Wolfensohn to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. Based on such opinion, and such other factors as it deemed relevant, the Board of Directors of the Company has taken all of the actions set forth in clauses in (i) and (ii) above, and has directed that this Agreement be submitted to a vote at a meeting of stockholders.

     SECTION 3.06  NO VIOLATIONS; CONSENTS AND APPROVALS.

     (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses
(ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a

"Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 3.07 SEC REPORTS. The Company has filed all reports and schedules (including without limitation proxy statements) required to be filed with the Commission since December 31, 1996 (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly the results of operations and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the Company SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

     SECTION 3.08 INFORMATION SUPPLIED. (a) The Proxy Statement, on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to any information supplied by Parent, International, the Purchaser or any of their affiliates (other than the Company and its Subsidiaries) expressly for inclusion in the Proxy Statement or the 13E-3 Statement.

     (b) The information supplied in writing by the Company specifically for inclusion in the 13E-3 Statement, on the date the 13E-3 Statement is filed with the Commission and at the time mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.09 LITIGATION. Except as disclosed in the Company SEC Reports or as set forth on Schedule 3.09 of the Disclosure Letter, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which is reasonably likely to have a Material Adverse Effect.

     SECTION 3.10 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have a have a Material Adverse Effect.

     SECTION 3.11 BROKERS AND FINDERS. Other than BT Wolfensohn, neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to BT Wolfensohn shall be paid by the Company.

     SECTION 3.12 TAX MATTERS. The Company and its Subsidiaries have filed all federal, state, county, local and material foreign Returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the Company's financial statements to the extent required under generally accepted accounting principles in the United States, except where the failure to file such tax returns or to have paid such taxes would not, singly or in the aggregate, have a Material Adverse Effect. There are no assessments or adjustments that have been asserted in writing against the Company or its Subsidiaries for any period for which the Company has not made appropriate reserves in the Company's financial statements to the extent required by generally accepted accounting principles in the United States. The term "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to any federal, state, local or foreign income, gross receipts, profits, franchise, transfer, sales, use payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

     SECTION 3.13 EMPLOYEE BENEFITS. (a) With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, or other employee benefits or compensation to or for the benefit of any employee of the Company or its Subsidiaries (or the beneficiaries or dependents of such employees ) (each such employee benefit plan and other plan, program, policy, contract or arrangement being referred to herein as a "Company Benefit Plan"),

          (i) the Company Benefit Plan has been administered in compliance with its terms and with the requirements of all applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and

          (ii) all contributions and payments of insurance premiums required to be made with respect to such Company Benefit Plans have been made when due,

except where failure to comply or to make such contributions or payments does not have and would not reasonable be expected (so far as can be foreseen at the time) to have a Material Adverse Effect.

     (b) No Company Benefit plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or
Section 412 of the Code.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                    PARENT, INTERNATIONAL AND THE PURCHASER

     SECTION 4.01 ORGANIZATION AND AUTHORITY OF PARENT, INTERNATIONAL AND THE PURCHASER. Each of Parent and International is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 4.02 AUTHORIZATION. Each of Parent, International and the Purchaser has all corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent, International and the Purchaser. The appropriate governing bodies of each of Parent and International and the Board of Directors of Purchaser have, and Parent and International as the stockholders of the Purchaser have, approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Parent, International and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent, International and the Purchaser, enforceable against each of Parent, International and the Purchaser except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     SECTION 4.03 NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution, delivery and performance of this Agreement by Parent, International and the Purchaser nor the consummation by Parent, International and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective organizational documents, including, without limitation, if any, the certificate of incorporation or by-laws of Parent, International or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent, International or the Purchaser is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, International, the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent, International or the Purchaser or the consummation by Parent, International or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial conditions of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     SECTION 4.04 INFORMATION IN PROXY STATEMENT; 13E-3 STATEMENT. (a) The information supplied in writing by Parent, International or the Purchaser specifically for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (b) The 13E-3 Statement on the date filed with the Commission and at the time mailed to stockholders of the Company, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by Parent, International or the Purchaser with respect to any information supplied by the Company or any of its Subsidiaries expressly for inclusion in the 13E-3 Statement.

     SECTION 4.05 BROKERS AND INTERMEDIARIES. Parent, International and the Purchaser have not employed any broker, finder, advisor or intermediary other than Morgan Stanley & Co. Incorporated in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Morgan Stanley & Co. Incorporated shall be paid by the Purchaser.

     SECTION 4.06 LITIGATION. There is no action, suit or proceeding pending or, to the knowledge of the Parent, International or Purchaser, threatened against Parent, International or Purchaser, at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which would reasonably be expected to have a material adverse effect on the ability of Parent, International or Purchaser to perform their respective obligations under this Agreement.

     SECTION 4.07 FINANCING. Parent will have, at the Closing, sufficient funds to perform its obligations hereunder.

                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 5.01 CONDUCT OF BUSINESS. From the date of this Agreement to the Effective Time, the Company covenants and agrees (except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent) that:

          (a) Ordinary Course. The Company and each of its Subsidiaries shall operate the businesses conducted by it in the ordinary and usual course, and shall use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

          (b) Dividends; Changes in Stock. Other than pursuant to existing stock option plans and agreements, the Company shall not and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends by wholly-owned subsidiaries of the Company); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any share of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities.

          (c) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws except as otherwise contemplated herein.

          (d) No Acquisitions. The Company shall not, and shall not permit any Subsidiary of the Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, other than in the ordinary course of business consistent with past practice, any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

          (e) No Dispositions. The Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice.

          (f) No Indebtedness. The Company shall not, and shall not permit any Subsidiary of the Company to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice.

          (g) Employee Benefits; Executive Compensation. The Company shall not, and shall not permit any Subsidiary to, (a) adopt, amend or terminate any material employee benefit plan or (b) grant to any executive officer any increase in compensation or in severance or termination pay, or enter into or amend any employment, severance or similar agreement, arrangement or plan with any executive officer, except for normal increases in compensation in the ordinary course of business.

          (h) Other Business. Except for such actions as may be required by law, the Company shall not, and shall not permit any Subsidiary of the Company to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     SECTION 5.02 ANNOUNCEMENT. Neither the Company, on the one hand, nor Parent, International or the Purchaser, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this
Section 5.02 to the contrary, Parent, International, the Purchaser and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     SECTION 5.03 NO SOLICITATION. From the date of this Agreement to the Effective Time, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Subsidiaries ("Company Representatives") to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section
5.03 by the Company. The Company shall promptly advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company. Notwithstanding the foregoing, the Company, its Subsidiaries and Company Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 5.03 if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary obligations.

     SECTION 5.04 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company, or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.05 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) Parent shall cause the certificate of incorporation and the by-laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law. Parent hereby guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

     (b) Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.05(b) in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

     Each party hereto agrees to use its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a Governmental Entity shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

          (b) Consents. Other than filing the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

          (c) Approval of Holders of Company Common Stock. This Agreement shall have been approved and adopted by the affirmative vote of (i) a majority of the shares of Company Common Stock outstanding and (ii) a majority of the shares of Company Common Stock held by Public Stockholders that are voted at the meeting referred to in Section 1.02.

     SECTION 6.02 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Parent, International and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. Each of Parent, International and the Purchaser shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) Opinion of Financial Advisor. The opinion of BT Wolfensohn referred to in Section 3.05 shall not have been withdrawn or revoked.

     SECTION 6.03 CONDITIONS TO THE OBLIGATIONS OF PARENT, INTERNATIONAL AND THE PURCHASER TO EFFECT THE MERGER. The obligations of Parent, International and the Purchaser to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) No Material Adverse Change. Except as set forth on Schedule 6.03(c) of the Disclosure Letter or as set forth in the Company SEC Reports, since December 31, 1997, there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of the Boards of Directors of Parent, International and the Purchaser, and the Board of Directors of the Company upon recommendation of the Independent Committee;

          (b) by either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and the Purchaser, on the other hand, if:

             (i) the Merger has not been consummated on or prior to November 30, 1998; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

             (ii) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the meeting of the holders of Company Common Stock referred to in Section 6.01(c) (including any adjournment thereof) by the votes referred to in Section 6.01(c); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement; or

             (iii) if, prior to the consummation of the Merger, the Independent Committee shall have withdrawn, or modified or changed in any manner adverse to Parent, International or the Purchaser its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law.

     SECTION 7.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, International, the Purchaser or the Company (except as set forth in this Section 7.02 and Section 7.01 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

     SECTION 7.03 AMENDMENT. This Agreement may be amended in writing by the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the stockholders of the Company no such amendment may be made without the further approval of the stockholders of the Company except to the extent permitted by the DGCL. Notwithstanding the foregoing, any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company upon the recommendation of the Independent Committee.

     SECTION 7.04 WAIVER. At any time prior to the Effective Time, whether before or after the meeting of holders of the Company Common Stock referred to in Section 6.01(c) hereof, Parent by action taken by its Board of Directors or the Company, by action taken by its Board of Directors upon the recommendation of the Independent Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company, any Subsidiary nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 EXPENSES. Except as contemplated by this Agreement, all costs and expenses incurred in connection with Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     SECTION 8.03 APPLICABLE LAW. The rights and duties of Parent, International, the Purchaser and the Company under this Agreement shall be governed by the law of the State of Delaware.

     SECTION 8.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:

         If to the Company, to:

           BT Office Products International, Inc.
           2150 East Lake Cook Road
           Suite 590
           Buffalo Grove, IL 60089
           Telephone: (847) 793-7500
           Telecopy: (847) 808-0161

           Attention: Thomas F. Cullen, Esq.

         with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019-6150
           Telephone: (212) 403-1000
           Telecopy: (212) 403-2000

           Attention: Elliott V. Stein, Esq.

         If to Parent, International or the Purchaser, to:

           NV Koninklijke KNP BT
           Hoogoorddreef 62
           1101 BE Amsterdam ZO
           P.O. Box 22740
           1100 DE Amsterdam ZO
           The Netherlands
           Telephone: 31-20-651-11-08
           Telecopy: 31-20-691-88-49

           Attention: Heidi van der Kooij, Esq.

         with a copy to:

           Winthrop, Stimson, Putnam & Roberts
           Financial Centre
           695 East Main Street
           P.O. Box 6760
           Stamford, CT 06904-6760
           Telephone: (203) 965-8262
           Telecopy: (203) 965-8226

           Attention: Frode Jensen, III., Esq.

Such names and addresses may be changed by such notice.

     SECTION 8.05 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     SECTION 8.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent, International or the Purchaser may assign this Agreement to any Subsidiary of Parent, International or the Purchaser. No such assignment shall relieve Parent, International or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     SECTION 8.07 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

     SECTION 8.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

     SECTION 8.09  NO THIRD PARTY BENEFICIARIES.  Except as provided in Sections
2.07 and 5.05, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     SECTION 8.10 SEVERABILITY; ENFORCEMENT. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          BT OFFICE PRODUCTS INTERNATIONAL, INC.

                                          By: /s/ RICHARD C. DUBIN

                                            ------------------------------------
                                            Name: Richard C. Dubin
                                            Title: Executive Vice President

                                          NV KONINKLIJKE KNP BT

                                          By: /s/ FRANS H.J. KOFFRIE

                                            ------------------------------------
                                            Name: Frans H.J. Koffrie
                                            Title:  Member of Executive Board

                                          KNP BT INTERNATIONAL B.V.

                                          By: /s/ FRANS H.J. KOFFRIE

                                            ------------------------------------
                                            Name: Frans H.J. Koffrie
                                            Title:  Director

                                          BT OPI ACQUISITION CORP.

                                          By: /s/ HARRY G. VREEDENBURGH

                                            ------------------------------------
                                            Name: Harry G. Vreedenburgh
                                            Title:  Vice President

                                                                        ANNEX II

                                                              BT WOLFENSOHN LOGO

                                                                    June 2, 1998

The Independent Committee of the Board of Directors
BT Office Products International, Inc.
2150 E. Lake Cook Road
Buffalo Grove, Illinois 60089-1877

Gentlemen:

     BT Wolfensohn has acted as financial advisor to the Independent Committee of the Board of Directors of BT Office Products International, Inc. (the "Company") in connection with the proposed Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 2, 1998, among the Company, NV Koninklijke KNP BT ("KNP"), KNP BT International B.V., a wholly-owned subsidiary of KNP ("KNP International"), and BT OPI Acquisition Corp., a corporation wholly-owned by KNP and KNP International ("Merger Sub"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Transaction"). As set forth more fully in the Merger Agreement, as a result of the Transaction each share of the common stock, par value $.01 per share, of the Company (the "Common Stock") not owned directly or indirectly by the Company, KNP or KNP International, other than shares as to which dissenters' rights have been perfected, will be converted into the right to receive $13.75 in cash (the "Consideration"). The Transaction is conditioned upon the approval of holders of a majority of the shares of Common Stock not owned by KNP or KNP International that are voted at a meeting of shareholders. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. We understand that KNP and KNP International collectively own in the aggregate approximately 70% of the outstanding Common Stock.

     You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Common Stock other than KNP and KNP International (the "Public Shareholders").

     In connection with BT Wolfensohn's role as financial advisor to the Independent Committee, and in arriving at its opinion, BT Wolfensohn has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. BT Wolfensohn has also held discussions with members of the senior management of the Company regarding the Company's business and prospects. In addition, BT Wolfensohn has (i) reviewed the reported prices and trading activity for the Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain transactions involving the acquisition by a controlling stockholder of the publicly-held shares of the company which BT Wolfensohn deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     BT Wolfensohn has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analyses, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. We understand, based on KNP's statements, that KNP has no interest in any transaction that would result in the sale of Common Stock owned by it, and we were not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the outstanding Common Stock, the Company or its constituent businesses. In addition, we have been informed by KNP that it has no intention to pursue a sale of the Company after consummating the

The Independent Committee of the Board of Directors
BT Office Products International, Inc.
June 2, 1998
Page  2

merger pursuant to the Merger Agreement. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, BT Wolfensohn has assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement and that all conditions to the Transaction will be satisfied without waiver of such conditions.

     This opinion is addressed to, and for the use and benefit of, the Independent Committee of the Board of Directors of the Company. This opinion is not a recommendation to the Public Shareholders as regards the Transaction or as to whether they should vote for the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the Public Shareholders.

     BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates, the "BT Group") and, for legal and regulatory purposes is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to the Independent Committee in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, members of the BT Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the BT Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that as of the date hereof the Consideration to be received by the Public Shareholders pursuant to the Transaction is fair from a financial point of view.

                                          /s/ BT WOLFENSOHN

                                          --------------------------------------
                                          BT Wolfensohn

                                                                       ANNEX III

                        DELAWARE GENERAL CORPORATION LAW

SEC.262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                      III-2

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal fights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as
                                      III-3
other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      III-4